EXHIBIT (c)(i)

Consolidated Financial Statements of the Registrant for the fiscal year ended June 30, 2019.

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the Queensland Treasury Corporation’s (the “Corporation” or “QTC”) and the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

ANNUAL REPORT
2018–19

QUEENSLAND TREASURY CORPORATION

CONTENTS

Queensland Treasury Corporation	2

Role and responsibilities	3

Chairman’s and Chief Executive’s report	4

Creating value for the State and clients	6

Achieving sustainable access to funding	8

Achieving organisational excellence	10

Corporate governance	12

Financial Statements	17

Appendix A – Statutory and mandatory disclosures	56

Appendix B – Glossary	57

Appendix C – Compliance checklist	58

Appendix D – Contacts	59

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

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30 August 2019

The Honourable Jackie Trad MP

Deputy Premier, Treasurer and Minister for Aboriginal and Torres Strait Islander Partnerships

GPO Box 611

Brisbane QLD 4001

Dear Deputy Premier

I am pleased to present the Annual Report 2018-19 and financial statements for Queensland Treasury Corporation.

I certify that this Annual Report complies with:

•	the prescribed requirements of the Financial Accountability Act 2009 and the Financial and Performance Management Standard 2009, and

•	the detailed requirements set out in the Annual Report requirements for Queensland Government agencies.

A checklist outlining the annual reporting requirements can be found at page 58 of this Annual Report or accessed at www.qtc.com.au.

Sincerely

Gerard Bradley

Chairman

LEVEL 31, 111 EAGLE STREET, BRISBANE QUEENSLAND AUSTRALIA 4000

GPO BOX 1096, BRISBANE QUEENSLAND AUSTRALIA 4001

T: 07 3842 4600 • F: 07 3221 4122 • QTC.COM.AU

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

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QUEENSLAND TREASURY CORPORATION

Queensland Treasury Corporation (QTC) has a statutory responsibility to advance the financial position of the State, and a mandate to manage and minimise financial risk in the public sector and provide value-adding financial solutions to its public sector clients. Established under the Queensland Treasury Corporation Act 1988, QTC is a corporation sole, reporting through the Under Treasurer to the Treasurer and the Queensland Parliament.

VISION

Securing Queensland’s financial success

MISSION

To deliver optimal financial outcomes through sound funding and financial risk management

VALUES

Client focus

We build strong partnerships with our clients to deliver simple and well-designed solutions that achieve quality outcomes for Queensland.

Team spirit

We work as one team, taking joint responsibility for achieving our vision and collaborating to achieve outstanding performance.

Excellence

We aim for excellence using flexible and agile processes to continuously improve.

Respect

We show respect by recognising contributions, welcoming ideas, acting with honesty, being inclusive and embracing diversity.

Integrity

We inspire trust and confidence in our colleagues, clients, stakeholders and investors by upholding strong professional and ethical standards.

2019-23 STRATEGIC GOALS

1	State and client value
2	Sustainable funding
3	Organisational excellence

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ROLE AND RESPONSIBILITIES

As the Queensland Government’s central financing authority, Queensland Treasury Corporation plays a pivotal role in securing the State’s financial success.

With a focus on whole-of-State outcomes, QTC provides a range of financial services to the State and its public sector entities, including local governments. These services include debt funding and management, cash management facilities and financial risk management advisory services.

Debt funding and management

QTC borrows funds in the domestic and global markets in the most cost-effective manner and in a way that minimises liquidity risk and refinancing risk. QTC achieves significant economies of scale and scope by issuing, managing and administering the State’s debt funding.

QTC works closely with Queensland’s public sector entities to assist them to effectively manage their financial transactions, minimise their financial risks and achieve the best financial solutions for their organisation and the State.

Cash management facilities

QTC assists the State’s public sector entities to make the best use of their surplus cash balances within a conservative risk management framework. QTC offers overnight and fixed-term facilities and a managed cash fund.

Financial risk management advisory services

QTC offers a range of financial risk management advisory services to clients, including:

•	support to ensure financial risks are identified and effectively managed

•	advice on financial and commercial considerations

•	expertise in financial transactions and structures

•	project management support to deliver key project outcomes

•	collaboration with the financial markets and private sector institutions, and

•	public sector financial education programs, delivered in partnership with the University of Queensland.

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

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CHAIRMAN’S AND CHIEF EXECUTIVE’S REPORT

In 2018-19, Queensland Treasury Corporation (QTC) delivered significant whole-of-State and client benefits, funded the State’s $8 billion borrowing program, and realised an operating profit of $126 million from its capital market operations.

GERARD BRADLEY CHAIRMAN PHILIP NOBLE CHIEF EXECUTIVE

Funding the State

Strong investor demand for QTC’s term debt issuance supported the early completion of QTC’s 2018-19 borrowing program and enabled additional funding to be raised to offset future borrowing requirements.

QTC continued to maintain its reputation as a premium issuer with its investors through the high-quality execution of term debt issuance. Using the strength of its AA+ credit rating, QTC provided the market with diverse, liquid AUD benchmark bond lines complemented with issuance of non-benchmark term debt, including a green bond and a floating rate note.

Highlights of QTC’s funding and financial risk management outcomes during the 2018-19 financial year included:

•   early completion of the $8 billion 2018-19 borrowing program, with an additional $2 billion of pre-funding raised to reduce future borrowing programs

•   raising a further $2.4 billion towards the 2019-20 borrowing program, following its announcement on 11 June 2019

•   extending QTC’s maturity profile and reducing its refinancing risk through the issuance of more than $9 billion of benchmark bonds – including a new 2029 maturity, $1.25 billion into a new 2029 green bond line and $1.7 billion into a new 2023 floating rate note, and

•   achieving strong returns from QTC’s Capital Guaranteed Cash Fund, which outperformed its benchmark and remains one of the largest managed funds in Australia with $8.45 billion under management.

The State’s borrowing requirement for new money is forecast to increase over the forward estimates to support large-scale infrastructure projects.

Operating results

In 2018-19, QTC recorded an operating profit after tax from its capital markets operations of $126 million (2017-18: $94 million), mainly attributable to earnings on capital, including net unrealised market value gains associated with the financial instruments on QTC’s balance sheet.

Credit ratings

In the year under review, both Standard & Poor’s and Moody’s Investors Service reaffirmed Queensland’s and QTC’s credit ratings. QTC is rated AA+/A-1+/Stable and Aa1/P-1/Stable by Standard & Poor’s and Moody’s Investor Services respectively. These stable ratings are a key reason for continued demand from domestic and global investors for QTC debt.

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Value delivered for the State

In consultation with Queensland Treasury and State Government clients, QTC continued to prioritise advisory initiatives that provide maximum outcomes for the State. These initiatives assisted clients to manage financial risk and make informed business decisions, and included:

•	assisting Metro North and Central Queensland hospital and health services to develop change programs to improve patient, staff and financial outcomes

•	reviewing Stadium Queensland’s pricing and practices to inform the Stadium Taskforce Report recommendations

•	establishing an online wholesale foreign exchange facility for clients in partnership with a major national bank, to achieve efficiencies and savings for clients executing FX transactions

•	supporting major policy initiatives, including CleanCo, to help put downward pressure on electricity prices, and FibreCo, to improve digital connectivity to regional Queenslanders, and

•	assisting local governments with asset management improvement projects, waste management strategies and financial health assessments.

QTC also helped enhance financial capability across the public sector through its education partnership with the University of Queensland. During the year, more than 2,100 participants completed financial education courses. The overall average evaluation rating was nine out of 10.

Organisational excellence

QTC continued to foster an environment of organisational excellence and create opportunities for its people to deliver value for the State. This year saw a focus on systems, risk management and talent development, which has enhanced the efficiency and performance of QTC’s operations — particularly its core funding and advisory business.

QTC’s growth of an inclusive, diverse, flexible and high performance culture was recognised in the results of the organisation’s 2019 culture survey, and through receiving a ‘Transformational Culture Achievement’ award from Human Synergistics, its culture survey provider. The results placed QTC close to the top 10% of organisations surveyed and confirmed that QTC employees have the opportunity and environment to deliver exceptional work for the State.

Changes to Board membership

Alison Rayner was appointed to the QTC Capital Markets Board as the Queensland Treasury representative on 19 July 2018. Neville Ide was appointed to the Board on 1 October 2018.

Positioned for ongoing success

QTC’s achievements in the 2018-19 financial year have demonstrated significant performance outcomes against each of its three strategic goals — to deliver value to the State and its clients; to ensure access to sustainable funding; and to achieve organisational excellence — and provided measurable increases in organisational capability and efficiency.

With QTC’s expert leadership team and talented employees, we are confident QTC will be able to contribute a significant, meaningful and tangible benefit to help secure the State’s financial success in the 2019-20 financial year and beyond.

G P BRADLEY	P C NOBLE
Chairman	Chief Executive
30 August 2019	30 August 2019

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

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CREATING VALUE FOR THE STATE AND CLIENTS

In 2018-19, Queensland Treasury Corporation (QTC) contributed significant, positive financial results for the State and its public sector entities through the delivery of financial advisory and project implementation services, high-quality debt and cash management products and specialist public finance education. Underpinning this success has been a continued focus on delivering whole-of-State outcomes by providing advice and identifying initiatives that enable clients to make better business decisions.

Financial advice for the State’s public sector

In the year under review, QTC completed a broad range of financial advisory assignments to assist its clients and the State to address financial risk management issues and make informed business decisions. To enhance client outcomes, QTC partnered with experts to provide global best practice in innovation and service improvement. In consultation with Queensland Treasury and State Government clients, QTC continued to prioritise advisory initiatives that provide maximum outcomes for the State.

Highlights included:

•	assisting Metro North and Central Queensland hospital and health services (HHS) develop a change program to improve patient, staff and financial outcomes

•	reviewing Stadium Queensland’s pricing and practices to inform the Stadium Taskforce Report recommendations, and

•	establishing an online wholesale foreign exchange facility for clients in partnership with a major national bank.

QTC has increased its focus on supporting its clients to implement projects that deliver maximum value to the State in terms of risk reduction, increased revenue and cost reduction, and broader economic benefits. QTC supports its clients to implement significant change projects within their own environments and enhance their project delivery capability. To support this work, QTC has developed a repeatable and scalable project delivery methodology now used in a number of Government departments.

Advice supporting major policy initiatives

QTC provided advice supporting major policy initiatives, including the following:

•	The establishment of CleanCo, the Government’s clean energy generator that aims to put further downward pressure on electricity prices and encourage a reliable and affordable transition to renewables.

•	The establishment of FibreCo, a new State-owned entity that will unlock spare capacity in thousands of kilometres of Government-owned cable and partner with the private sector to improve digital connectivity to regional Queenslanders and put downward pressure on wholesale prices.

•	Strategic goals for Queensland’s waste industry, including the introduction of the waste levy to grow the recycling and resource recovery sector and reduce the amount of waste in landfill.

Fostering strong relationships with local governments

Throughout the year, QTC has worked closely with local government clients and assisted them to identify and mitigate business risks, including:

•	assisting a number of local governments to develop strategies and undertake procurement processes for alternative waste technologies as a result of the State’s waste strategy

•	asset management improvement projects, including detailed asset management roadmaps to improve local government asset management practices

•	strategic financial reviews for a number of local councils, and

•	diagnostic reviews to assist a number of councils to assess their financial and infrastructure health in a condensed timeframe.

QTC has also supported local and regional Queensland in partnership with local governments through a range of activities, including:

•	undertaking a ‘regional perspectives’ tour to engage with local governments in four key regions on emerging industries and economic opportunities

•	delivering the Local Government Finance and Strategic Leadership Summit in partnership with the Local Government Association of Queensland with a professional development program tailored for local government leaders, and

•	numerous regional site visits, in order to better understand regional economic opportunities and gain insights into the unique challenges of each region.

High quality debt and cash management products

QTC continued to provide low-cost loans and high-performing investment facilities throughout 2018-19.

Debt management

QTC has continued to successfully deliver on its core mandate of providing clients with a lower cost of funds by capturing significant economies of scale and scope in the issuance, management and administration of the State’s debt.

The rebalancing approach for Portfolio-Linked Loan clients was improved to provide clients with a smoother cost of debt, helping to avoid being impacted by short-term spikes in market rates.

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QTC’s assessment that recent changes to accounting standards do not apply to QTC’s Portfolio-Linked Loans will ensure that it can continue to offer clients a high-level of flexibility in structuring their debt through this product, without incurring regular accounting gains or losses.

A successful restructure of a local council’s debt facilities helped reduce operational risk and interest rate risk on approximately $1.2 billion of debt.

QTC provided advice and modelling to inform Energy Queensland and the Government on the impact of low Commonwealth Government yields for its 2020 regulatory determination.

Cash management

QTC offers cash management products that enable its clients to maximise the value of their surplus funds. In 2018-19, QTC’s Capital Guaranteed Cash Fund provided strong returns and outperformed its benchmark, the Bloomberg AusBond Bank Bill Index, by 76 basis points. The Cash Fund continues to offer flexibility by providing clients with same-day liquidity. At the end of 2018-19, it remained one of the largest managed funds in Australia with $8.45 billion under management.

Asset management

Following consultation with Brisbane City Council (BCC) and the State Government — and with the industrial real estate market performing strongly — QTC sold the Eagle Farm bus depot to two Charter Hall funds.

Client access website portal

In 2018-19, QTC made a number of improvements to its online client transaction portal — QTC Link — to provide clients with more tools to manage their QTC-held facilities and to transact efficiently online.

Education program

Through its partnership with The University of Queensland (UQ), QTC’s education program continued to grow to meet increasing client demand with positive feedback. In 2018-19, the education program provided financial courses to more than 2,100 participants through a combination of workshops, masterclasses and webinars.

QTC is working collaboratively with Metro North HHS and the Department of Local Government, Racing and Multicultural Affairs to deliver targeted training for their organisations in 2019-20.

As part of a growing program new workshops including ‘QTC Foreign Exchange’, ‘Project Decision Framework’ and ‘Asset Management Advanced’ were also developed.

Loans to clients

	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 19 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 18 A$000
General Government*	33 192 319	31 200 556
Energy	26 184 078	24 603 252
Water	14 867 575	13 891 586
Local governments	6 302 674	6 136 975
Transport	5 254 122	4 944 732
Education	829 207	731 388
Other	499 800	443 294

Total	87 129 775	81 951 783

* General Government includes Queensland Treasury and Arts Queensland.

CleanCo, the Government’s clean energy generator established	Savings across 1,800+ foreign exchange transactions with exclusive wholesale rates	$8.45 billion in funds under management in QTC’s Cash Fund	Finance education courses provided to more than 2,100 participants

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

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ACHIEVING SUSTAINABLE ACCESS TO FUNDING

In 2018-19, Queensland Treasury Corporation (QTC) raised $8 billion of term debt to meet its annual funding requirement. QTC also undertook an additional $2 billion pre-funding, reducing future borrowing programs. Following the announcement of the 2019-20 borrowing program on 11 June, QTC raised a further $2.4 billion to 30 June 2019. During the year, QTC issued a new 2029 benchmark bond, a 2023 floating rate note and a 2029 green bond to further smooth and extend its maturity profile and diversify its investor base.

Issued more than $9 billion of benchmark bonds, including one new benchmark bond maturing in 2029

Issued $1.25 billion

into a new 2029

green bond line

Issued $1.7 billion

into a new 2023

floating rate note

Strong liquid bond program with $106 billion of QTC bonds traded in the secondary market

Meeting the State’s funding requirements

QTC continued to maintain its reputation as a premium issuer with its investors, through the high-quality execution of term debt issuance, using the strength of its AA+ credit rating. QTC provided the market with diverse, liquid lines that resulted in approximately $10 billion being successfully raised prior to the announcement of QTC’s 2019-20 borrowing program for the Queensland Government’s current and future borrowing and refinancing requirements.

The original estimated term debt requirement for 2018-19 was $8 billion. This was unchanged following the Government’s Mid-Year Fiscal and Economic Review, released in December 2018.

On 11 June 2019, QTC announced its indicative $9.9 billion term debt borrowing requirement for the 2019-20 fiscal year.

QTC undertook a range of activities up to 30 June 2019 to complete its annual 2018-19 borrowing program, start the 2019-20 borrowing program and support its bonds in the market, including:

•   issuing more than $9 billion of benchmark bonds, including one new benchmark bond maturing in 2029

•   issuing $1.7 billion of a floating rate note maturing in 2023

•   issuing $1.25 billion of a new 2029 green bond, and

•   issuing $125 million into the 2047 bond, increasing this line to $630 million.

QTC maintained its focus on providing its Fixed Income Distribution Group and investor base with flexibility and transparency.

Funding performance

QTC’s proactive management of the borrowing program and the management of its client funding and balance sheet activities helped to smooth and extend its maturity profile and support QTC’s bond spreads. Management of QTC’s liquid assets, funding execution and balance sheet asset and liability management provided significant savings during 2018-19, while QTC’s total debt outstanding as at 30 June 2019 was approximately $90.5 billion.

QTC’s issuance strategy continues to support its commitment to a diverse range of funding sources, complementing its core AUD benchmark bonds and offering investors flexibility in their investment options. This diversity has seen it use a variety of instruments in the past year, including bond maturities out to 30 years, a new green bond and a new floating rate note. Investor demand remained solid for QTC’s primary issuance, with all public issuances oversubscribed.

The majority of QTC’s 2018-19 term debt issuance was via its benchmark bond program, including a new 2029 benchmark bond, to meet investor demand for longer-term maturities with a committed group of banks providing secondary market liquidity. During the financial year, QTC issued approximately $9.5 billion of AUD Benchmark bonds in gross terms across its 2025-2030 maturities.

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QTC established a new 2023 floating rate note maturity to provide floating rate exposure for investors that have a specific need for this type of asset. QTC also issued a new 2029 green bond to meet ongoing investor demand for green assets and longer-term QTC bonds. Both of these issues provided QTC with competitively priced funding and contributed to diversifying QTC’s investor base.

In June 2019, QTC received verification of its green bond eligible project pool of more than $5.8 billion, with the addition of water infrastructure providing added diversity to the pool. These developments increase the scope and ability for future green bond issuance to support the State Government’s focus on transitioning to a low-carbon economy.

QTC continued to focus on activities to expand its investor base, delivering an effective domestic and global investor relationship program during the year. QTC hosted a successful global investor conference in Brisbane in collaboration with a major bank partner. Open and transparent communication with current and future investors on Queensland’s economy and funding program has kept the market fully-informed and will continue to be a focus. QTC also continued to regularly engage with both its Fixed Income Distribution Group and investors through its Funding and Markets Division.

Funding facilities

As at 30 June 2019

QTC has a diverse range of funding facilities in a variety of markets and currencies. The majority of QTC’s funding is sourced through long-term debt facilities, with QTC’s AUD benchmark bonds being the principal source of funding. As at 30 June 2019, QTC’s total debt outstanding was approximately $90.5 billion.

OVERVIEW AS AT 30 JUNE 2019		PROGRAM LIMIT ($M)	MATURITIES	CURRENCIES
	Domestic T-Note	Unlimited	7–365 days	AUD
Short-term	Euro CP	USD10,000	1–364 days	Multi-currency
	US CP	USD10,000	1–270 days	USD
12 benchmark lines and a range
	AUD Bond	Unlimited	of non-benchmark lines with	AUD
Long-term			various maturities*
	Euro MTN	USD10,000	Any maturity subject to market regulations	Multi-currency
	US MTN	USD10,000	9 months–30 years	Multi-currency

*See QTC’s website for further details of bond lines.

2018-19 Public issuance

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

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ACHIEVING ORGANISATIONAL EXCELLENCE

Queensland Treasury Corporation (QTC) is committed to maintaining high organisational standards to provide an environment where corporate goals can be achieved and organisational risks are actively monitored and addressed

Operational excellence

A sustained focus on the continual improvement of QTC’s organisational capability has delivered improvements to systems, risk management and talent development. These improvements have optimised the foundation from which QTC’s core funding and advisory business is delivered and are providing staff with the opportunity and the environment to maximise the delivery of real value to the State.

The introduction of a new governance, risk and compliance system has led to measurable and ongoing improvements in management across these areas; a new contract management system has improved the management of a diverse network of partners; and core system upgrades, together with a more sophisticated use of reporting tools, have improved efficiency, security, analysis and decision-making.

QTC’s data-driven future is being enabled by a new comprehensive and scalable data strategy that supports its core business of managing financial risk for the State.

Corporate risk management and efficiency

QTC manages its risks within an enterprise-wide risk management framework. The framework supports the achievement of QTC’s corporate objectives by providing assurance that its risks are identified, assessed and adequately and appropriately managed.

QTC produces a risk appetite statement that sets the tone ‘from the top’ for risk management and establishes clear boundaries within which QTC’s material risks are to be managed.

The framework incorporates key internal controls and, through periodic attestation by control owners, assurance is given to management and the Board that these controls are operating effectively.

The outcome of the 2018-19 internal audit program was positive with 16 internal audits conducted and completed successfully.

Throughout 2018-19, QTC managed its portfolio market risk exposures, including interest rate, foreign exchange and counterparty risk, within its Board-approved risk management framework. QTC continues to hold a portfolio of diverse, liquid financial securities to meet the State’s liquidity requirements, consistent with its internal and external policies.

High performance workforce

QTC competes with the global financial industry to attract and retain its high calibre employees. Under the Queensland Treasury Corporation Act 1988, QTC employees are hired on individual contracts, with employment practices aligned to the financial markets in which it operates.

QTC’s Board regularly reviews QTC’s remuneration framework, which comprises fixed and variable remuneration. The reviews are benchmarked against remuneration data from the Financial Institutions Remuneration Group Inc, which provides salary survey data for the Australian finance industry. QTC’s variable remuneration framework provides an opportunity for an annual short-term incentive for eligible employees, designed to ensure market competitiveness and reward outstanding organisational, divisional, group and individual performance. The QTC Board approves the entitlement to, and the quantum of, the annual review of fixed remuneration and variable short-term incentives.

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With an articulated commitment to our employees to enable ‘the best work of their careers’, key focus areas in 2018-19 have been on delivering against our leadership and professional development strategies in order to strengthen organisational capability and promote mobility. Key initiatives included:

•	strategic workforce planning aligned to our organisational vision and strategy, and incorporating consideration of the future of work and impact of automation

•	targeted leadership programs across all levels to develop the capabilities of leaders
•	professional development opportunities, including in the areas of presentation and facilitation, project delivery, Power BI, meeting management and business writing

•	project opportunities embedded within client organisations

•	talent management and succession planning programs

•	CEO Awards recognising individual employees and teams who exemplify QTC’s values, and

•	culture and diversity programs.

Enterprise and team-based development programs have been delivered with a focus on culture, team development and planning.

Organisational Culture

QTC continues to grow an inclusive, diverse, flexible and high performance culture, which is reflected in the results of the 2019 culture survey. The 2019 culture survey returned very positive results that were recognised as ‘transformational’ by the Human Synergistics culture survey provider. When benchmarked against other organisations who have completed the Human Synergistics survey, QTC is close to the top 10 per cent of organisations.

QTC continues to cultivate a risk culture that ensures issues and risks in the business environment are anticipated and impacts for QTC and stakeholders are managed effectively. The Risk Culture Strategy for 2018-19 focussed on articulating expected behaviours and developing risk-based key performance indicators for all employees.

Diversity and wellbeing

QTC’s Inclusion and Diversity Strategy recognises that diversity of perspective and experience improves performance, manages risk and improves decision-making. In 2018-19, under the strategy’s priority streams of culture, family and community, and gender, QTC:

•	amended policies to provide equal access to paid parental leave for working parents and extended leave provisions for employees affected by domestic violence or mental health issues

•	continued the Stepping Stone partnership and the intern program with the Australian Network on Disability

•	implemented a range of mental and physical health programs to support employee well-being, and

•

raised awareness for inclusivity and diversity by supporting International Women’s Day, NAIDOC week, RUOK day, International Day for People with Disability, Queensland Mental Health Week and Chinese Lunar New Year.

QTC’s policies support flexible working, where flexibility will contribute to QTC achieving its corporate objectives. Flexible working arrangements in place during the reporting period included part-time work, job share, purchased annual leave, and flexible hours of work.

QTC has a corporate health and wellbeing program that provides activities to promote physical and mental wellbeing.

Workforce profile 2018-19

Full-time equivalent staff (including fixed-term employees)	192.9
Permanent separation rate	12.1%
Permanent average tenure	6 years

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

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CORPORATE GOVERNANCE

Queensland Treasury Corporation (QTC) is committed to maintaining high standards of corporate governance to support its strong market reputation, and ensure that organisational goals are met and risks are monitored and appropriately addressed. QTC’s corporate governance practices are continually reviewed and updated in line with industry guidelines and standards.

QTC and its Boards

QTC was established by the Queensland Treasury Corporation Act 1988 (the QTC Act) as a corporation sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder and has delegated their powers to its two boards:

•	the Queensland Treasury Corporation Capital Markets Board (the Board), which was established in 1991 and manages all of QTC’s operations except those relating to certain superannuation and other long-term assets, and

•	the Long Term Asset Advisory Board, which was established in July 2008 and advised on certain superannuation and other long-term assets that were transferred to QTC from Queensland Treasury on 1 July 2008. From 2019–20 onwards, LTAAB has been reconstituted as the State Investment Advisory Board.

QTC Capital Markets Board

QTC and the Capital Markets Board have agreed the terms and administrative arrangements for the exercise of the powers that have been delegated to the Board by the Under Treasurer.

The Board operates in accordance with its charter, which sets out its commitment to various corporate governance principles and standards, the roles and responsibilities of the Board and its members (based on its delegated powers), and the conduct of meetings. The charter provides that the role and functions of the Board are:

•	overseeing QTC, including its control and accountability systems

•	approving the strategic direction of QTC and significant corporate strategic initiatives
•	approving key policies and corporate performance objectives

•	developing, reviewing and monitoring the desired culture in which the organisation is expected to operate

•	overseeing risk, including setting the risk appetite within which management is expected to operate

•	assessing risks within the business, including reviewing, monitoring and evaluating the appropriateness and effectiveness of QTC’s risk management system and internal control framework

•	monitoring compliance with all relevant legal, tax and regulatory obligations

•	providing input into and final approval of the annual budget as proposed by management

•	approving financial and other reporting to the market and stakeholders

•	monitoring of financial, operational and corporate performance against agreed outcomes

•	monitoring and evaluating the performance of QTC’s management and implementation of strategy and policies

•	approving the remuneration framework

•	appointing the Chief Executive, and

•	overseeing executive management development and succession planning.

The Board typically holds monthly meetings (except in January, April and September) and may, whenever necessary, hold additional meetings.

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Board appointments

The Board comprises members who are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act, with consideration given to each Board member’s qualifications, experience, skills, strategic ability and commitment to contribute to QTC’s performance and achievement of its corporate objectives. QTC’s Board is constituted entirely of non-executive directors.

Conflict of interest

Board members are required to monitor and disclose any actual or potential conflicts of interest. Unless the Board determines otherwise, a conflicted Board member may not receive any Board papers, attend any meetings or take part in any decisions relating to declared interests.

Performance and remuneration

To ensure continuous improvement and to enhance overall effectiveness, the Board conducts an annual assessment of its performance as a whole. Board members’ remuneration is determined by the Governor-in-Council (details are disclosed in QTC’s financial statements).

Board committees

The Board has established three committees, each with its own charter, to assist it in overseeing and governing various QTC activities. The complete roles and responsibilities of each committee are outlined in the charters available on the QTC website.

Risk and Audit Committee

The Risk and Audit Committee, formerly the Accounts and Audit Committee until 11 February 2019, is responsible for:

•	the effectiveness of internal controls surrounding key financial and operational processes

•	overseeing risk and risk management (limited to those matters not undertaken by the Funding and Markets Committee, the Human Resources Committee or the Board)

•	oversight of the integrity of the financial statements, and

•	the adequacy and effectiveness of audit activities.

The Risk and Audit Committee must have at least three members and meet at least four times a year.

During the year, the Risk and Audit Committee recommended the adoption of annual financial statements, reviewed external and internal audit reports and the progress in implementing the recommendations from those reports, and reviewed the Queensland Audit Office’s Client

Service Plan and QTC’s Internal Audit Plan.

QTC’s Risk and Audit Committee has observed the terms of its charter and had due regard to the Queensland Treasury’s Audit Committee Guidelines.

Human Resources Committee

The Human Resources Committee is responsible for:

•	human resources-related key policies and compliance with relevant legislation

•	the framework for remuneration and performance reviews

•	the integrity and consistency of QTC’s corporate culture

•	succession planning for the executive management team, executive development and talent pipeline risks

•	strategic workforce planning and operational resource planning, and

•	overseeing people material risks.

The Human Resources Committee must have at least three members and meet at least three times a year. The Human Resources Committee has observed the terms of its charter.

Funding and Markets Committee

The core responsibilities of the Funding and Markets Committee are to assist the Board to fulfil its responsibilities relating to the performance and risk management of QTC’s funding and markets activities. The Funding and Markets Committee is responsible for:

•	funding and markets-related key policies and compliance with relevant legislation

•	overseeing alignment of funding and markets activities with QTC’s policies and risk appetite

•	advising the Board on risk appetite, risk tolerance and risk mitigation strategies for funding and markets activities

•	assessing QTC’s ability to access suitable funding markets to meet the State’s borrowing requirements and maintain appropriate levels of liquidity

•	liquidity pool performance, and

•	Cash Fund and Asset Liability Management Portfolio performance.

The Funding and Markets Committee must have at least three members and meet at least four times a year. The Funding and Markets Committee has observed the terms of its charter.

Meetings held

	BOARD	RISK AND AUDIT COMMITTEE	FUNDING AND MARKETS COMMITTEE	HUMAN RESOURCES COMMITTEE
Ordinary meetings held	9	5	4	4
Gerard Bradley	9	1	3	4
Tonianne Dwyer[1]	9	—	2	4
Neville Ide[2]	6	2	1	—
Anne Parkin	9	5	—	4
Alison Rayner[3]	6	3	—	—
Karen Smith-Pomeroy[4]	9	5	—	1
Jim Stening	9	—	4	—

1	Ms Dwyer was appointed to the Funding and Markets Committee effective 1 February 2019
2	Mr Ide was appointed to the Board effective 1 October 2018, the Risk and Audit Committee effective 1 February 2019 and the Funding and Markets Committee effective 1 February 2019
3	Ms Rayner was appointed to the Board and the Risk and Audit Committee effective 19 July 2018
4	Ms Smith-Pomeroy was appointed to the Human Resources Committee effective 1 February 2019

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

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QTC’S CAPITAL MARKETS BOARD as at 30 June 2019

Board members are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act on the recommendation of the Treasurer and in consultation with the Under Treasurer. Members are chosen on their ability and commitment to contribute to Queensland Treasury Corporation’s (QTC’s) performance and achievement of its stated objectives.

GERARD BRADLEY

BCOM, DIPADVACC, FCA,

FCPA, FAICD, FIML

Chairman

Appointed 10 May 2012

with tenure to 30 June 2020

Board Committees

•  Member, Human Resources Committee

•  Member, Funding and Markets Committee

Prior to his appointment as the Chairman of QTC’s Board, Mr Bradley was the Under Treasurer and Under Secretary of the Queensland Treasury Department, a position he held from 1998 to 2012. He was also a QTC Board member from 2000-2007.

Mr Bradley has extensive experience in public sector finance gained in both the Queensland and South Australian treasury departments. He was Under Treasurer of the South Australian Department of Treasury and Finance from 1996 to 1998, and of Queensland’s Treasury Department from 1995 to 1996. Mr Bradley held various positions in Queensland Treasury from 1976 to 1995, with responsibility for the preparation and management of the State Budget and the fiscal and economic development of Queensland.

He is currently a Non-Executive Director and Chairman of Queensland Treasury Holdings Pty Ltd and related companies, and a Non-Executive Director of Star Entertainment Group Ltd, Pinnacle Investment Management Group Limited and the Winston Churchill Memorial Trust.

TONIANNE DWYER BJURIS (HONS), LLB (HONS), GAICD Appointed 14 February 2013 with tenure to 30 June 2020 Board Committees • Chair, Human Resources Committee • Member, Funding and Markets Committee

Tonianne Dwyer is a lawyer by profession, with a career of more than 25 years in international investment banking and finance in both executive management and board positions.

Ms Dwyer’s executive experience covered a broad range of sectors, including real estate investment and development, financial services, health and aged care, education, research and development, and media. She held senior roles with Hambros Bank Limited, Societe Generale and Quintain Estates & Development PLC including a role with the finance division of the UK Department of Health. Over her executive career she had experience in the UK, Europe and Wall Street.

Ms Dwyer currently holds directorships with Metcash Limited, DEXUS Property Group, DEXUS Wholesale Property Fund, ALS Limited and Oz Minerals Limited. She is also a Senator and Deputy Chancellor of the University of Queensland and a Director of Chief Executive Women Limited

NEVILLE IDE

BBUS (ACCTG), MCOMM

(ACCTG AND FIN), FCPA, FAICD

Appointed 1 October 2018

with tenure to 30 September 2021

Board Committees

•  Member, Risk and Audit Committee

•  Member, Funding and Markets Committee

Neville Ide has more than 40 years’ experience in finance and treasury management having held executive roles in the government, finance and banking sectors, including Queensland Treasury Corporation for 12 years and as Group Treasurer at Suncorp Metway Limited.

His industry knowledge and experience covers banking, insurance, infrastructure and corporate treasury management, including debt and equity capital markets, balance sheet structuring and financial risk management.

Mr Ide has served as a non-executive director on a number of public and private company boards since 2006, including appointments to Queensland Motorways Limited, RACQ Insurance, RACQ Bank, Retech Technology Limited, SunWater Limited, and as a previous QTC Board member. He is currently a director of Qbank Limited.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

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ANNE PARKIN

B SCIENCE (HONS), DIP. ED,

GRAD DIP SEC, MBA, MAICD, F FIN

Appointed 1 July 2016

with tenure to 30 September 2022

Board Committees

•  Member, Risk and Audit Committee

•  Member, Human Resources Committee

Anne Parkin has more than 25 years’ of international management and board level experience across Asia-Pacific banking and financial services.

Ms Parkin has held diverse leadership roles in domestic and global broking and banking, superannuation administration, retail management and education in both the public and private sectors. At an executive level, she has experience operating in highly regulated businesses including banking with Credit Suisse and UBS, and in Australian superannuation.

Ms Parkin is the former chair of a start-up company and a former non-executive director of both Credit Suisse Securities in Malaysia and the Philippines. She was also the executive director of the Hong Kong Control Committee responsible for oversight of operational risk for Credit Suisse Hong Kong and its affiliates, and the executive in charge of operational matters with local regulators, including the Hong Kong Monetary Authority and Hong Kong Securities & Futures Commission.

ALISON RAYNER BBUS (ACC & FIN), GDIP ADV ACC Appointed 19 July 2018 with tenure to 30 June 2020 Board Committees • Member, Risk and Audit Committee

Alison Rayner is Queensland Treasury’s Deputy Under Treasurer, Economics and Fiscal Coordination. In this role, she is responsible for providing economic and fiscal advice, analysis and guidance to the government on matters of significance to the economic and fiscal performance of Queensland, particularly in relation to the State Budget, fiscal efficiency, economic policy, forecasting and reporting initiatives.

During her 20 years in government, Ms Rayner has held senior leadership roles working with Treasury’s partner agencies to develop, fund and implement public policy, as well as key roles with responsibility for providing advice to Government and agencies on financial management matters and complex commercial transactions.

Ms Rayner is a Chartered Accountant who started her career in the private sector, initially working in the business and tax advisory services industry followed by several years in commercial banking, before joining government in 1998. She represents Queensland Treasury on the State Investment Advisory Board (formerly the Long Term Asset Advisory Board), and holds a Director position on the Queensland Rural and Industry Development Authority Board.

KAREN SMITH-POMEROY ADIP (ACCOUNTING), GAICD, FIPA, FFIN Appointed 9 July 2015 with tenure to 30 September 2022 Board Committees • Chair, Risk and Audit Committee • Member, Human Resources Committee

Karen Smith-Pomeroy is an experienced financial services senior executive with a specialty in risk and governance.

She held senior executive roles with Suncorp Group Limited from 1997 to 2014, including Chief Risk Officer Suncorp Bank from 2009 to 2013, and Executive Director, Suncorp Group subsidiary entities from 2009 to 2014. She has also held positions on a number of Boards and committees including CS Energy Limited and Tarong Energy Corporation Limited.

Ms Smith-Pomeroy is a Non-Executive Director of National Affordable Housing Consortium Limited, Stanwell Corporation Limited, InFocus Wealth Management Limited, Infigen Energy Limited and Kina Securities Limited. She is also an Independent Audit Committee Chair of the Queensland Department of Local Government, Racing and Multicultural Affairs, and Audit Committee member of South Bank Corporation.

JIM STENING DIPFINSERV, FAICD Appointed 13 November 2014 with tenure to 30 June 2020 Board Committees • Chair, Funding and Markets Committee

Jim Stening has more than 30 years’ experience in financial markets in the fixed income asset class, including hands-on trading and investing in Australian and global capital markets.

Mr Stening has extensive experience in debt markets, business development, executive management and corporate governance across a diverse range of economic cycles. He has held senior roles at NAB, Merrill Lynch and Banco Santander.

Mr Stening is the founder and Managing Director of FIIG Securities Limited, Australia’s largest specialist fixed-income firm and a Non-Executive Director of related companies, Non-Executive Director of OZFish Unlimited Limited, and a Fellow of the Australian Institute of Company Directors.

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

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Long Term Asset Advisory Board

The Long Term Asset Advisory Board (LTAAB) was responsible for managing the long-term assets set aside to fund the superannuation and other long-term obligations of the State.

The LTAAB had power delegated from QTC to manage the sufficiency of funding for superannuation and insurance liabilities; set investment objectives and strategies for the assets held to meet those liabilities; determine the most appropriate investment structure, and monitor investment performance.

The LTAAB members are appointed by the Governor-in-

Council, pursuant to section 10(2) of the QTC Act.

The members of LTAAB were:

Name	Position
Frankie Carroll*, Under Treasurer	Chairperson
Philip Noble, Chief Executive, QTC	Member
Wayne Cannon, State Actuary	Member
Alison Rayner, Deputy Under Treasurer,	Member
Economic and Fiscal Coordination

*

The Chair of LTAAB is an ex-officio role. Jim Murphy was Chair from 1 July 2018 to 14 September 2018. Following Mr Murphy’s departure, Mary-Anne Curtis was Chair until Frankie Carroll was appointed as the Under Treasurer from 11 February 2019.

The LTAAB held three meetings in the year under review. The LTAAB fulfilled its role as identified in its charter during

2018-19.

Long Term Assets

Separate from QTC’s capital markets operations, QTC holds a portfolio of assets that were transferred from the State Government in 2008 and were overseen by QTC’s Long Term Asset Advisory Board during 2018-19. In return for the transfer of assets, QTC issued the State with fixed rate notes that provide a fixed rate of return. These assets fund the superannuation and other long-term obligations of the State and are held in trusts managed by Queensland Investment Corporation. Recent changes to Australian Accounting Standards have allowed both the financial assets and liabilities of the long term assets to be measured at fair value for the first time. This equal treatment recognises the direct relationship between the fixed rate notes and the long-term assets, and has resulted in a neutral accounting result for the long-term assets in the financial year. There is no cashflow generated from the long-term assets and no impact on QTC’s capital markets activities or its ability to meet its obligations.

Auditors

In accordance with the provisions of the Auditor-General Act 2009, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for providing Queensland’s Parliament with assurances as to the adequacy of QTC’s discharge of its financial and administrative obligations.

All significant audit recommendations raised by the Queensland Audit Office during the reporting period were addressed.

The Financial and Performance Management Standard 2009 (Qld) governed the operation of QTC’s internal audit function for the 2018-19 financial year. QTC outsourced its independent internal audit function to Ernst and Young (EY) for the 2018-19 financial year. Internal audit reports to the Risk and Audit Committee and is conducted under an Internal Audit Policy, consistent with the relevant audit and ethical standards. The role of internal audit is to support QTC’s corporate governance framework by providing the Board (through the Risk and Audit Committee) with:

•	assurance that QTC has effective, efficient and economical internal controls in place to support the achievement of its objectives, including the management of risk, and

•	advice with respect to QTC’s internal controls and business processes.

Internal audit is responsible for:

•	developing an annual audit plan, based on the assessment of financial and business risks aligned with QTC’s strategic goals and objectives, as well as material risks, and approved by the Risk and Audit Committee

•	providing regular audit reports and periodic program management reports to the management team and the Risk and Audit Committee, and

•	working constructively with QTC’s management team to challenge and improve established and proposed practices and to put forward ideas for process improvement.

In the year under review, EY completed its internal audits in accordance with the approved annual audit plan.

QTC has had due regard to Queensland Treasury’s Audit Committee Guidelines, in establishing and supervising its outsourced internal audit function and, together with the Risk and Audit Committee, in overseeing and monitoring the internal audit function.

Management team

The responsibility for the day-to-day operation and administration of QTC is delegated by the Board to the Chief Executive and the Executive Management Team. The Chief Executive is appointed by the Board. Executives are appointed by the Chief Executive. As with the Board, all Executive Management Team appointments are made on the basis of qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives.

QTC’s Executive Management Team as at 30 June 2019

Philip Noble	Chief Executive
Grant Bush	Deputy Chief Executive and Managing
Director, Funding and Markets
Mark Girard	Managing Director, Client Advisory
Rupert Haywood	Managing Director, Corporate Services & Chief Risk Officer
Jane Keating	Managing Director, Finance, Data and Compliance

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

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FINANCIAL STATEMENTS

For the year ended 30 June 2019

Statement of comprehensive income	18

Balance sheet	19

Statement of changes in equity	20

Statement of cash flows	21

Notes to the Financial Statements	22

∎ Capital Markets Operations	26

∎ Long Term Assets	39

∎ Other information	44

Certificate of the

Queensland Treasury Corporation	49

Independent Auditor’s report	50

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

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Statement of comprehensive income

For the year ended 30 June 2019

	NOTE	2019 $000	2018 $000

CAPITAL MARKETS OPERATIONS

Net gain/(loss) on financial instruments at fair value through profit or loss
Gain on financial assets	3	8 806 820	3 333 057
Loss on financial liabilities	3	(8 677 303)	(3 239 917)
		129 517	93 140

Other income
Fee income		78 061	82 915
Lease income		253	27 494
Gain on disposal of plant and machinery	7	1 398	—
		79 712	110 409

Expenses
Administration expenses	4	(74 328)	(73 734)
Depreciation on leased assets	7	(113)	(21 282)
Loss on disposal of plant and machinery		—	(243)
		(74 441)	(95 259)
Profit from Capital Markets Operations before income tax		134 788	108 290
Income tax expense	5	(8 865)	(13 958)
Profit from Capital Markets Operations after income tax		125 923	94 332

LONG TERM ASSETS

Net return from investments in Long Term Assets
Net change in fair value of unit trusts		1 666 822	2 000 286
Interest on fixed rate notes		(1 879 573)	(2 095 376)
Net change in fair value of fixed rate notes		311 415	—
Management fees		(98 664)	(98 608)
Profit/(loss) from Long Term Assets		—	(193 698)

Total net profit/(loss) for the year after tax		125 923	(99 366)

Total comprehensive income/(loss) attributable to the owner		125 923	(99 366)

Total comprehensive income/(loss) derived from:
Capital Markets Operations		125 923	94 332
Long Term Assets		—	(193 698)

Total comprehensive income/(loss)		125 923	(99 366)

The accompanying notes form an integral part of these financial statements.

Note: Throughout these financial statements the Capital Markets Operations and the Long Term Assets operations have been disclosed separately to distinguish between QTC’s main central treasury management role and its additional responsibilities following the transfer of the State’s superannuation and other long term assets (refer note 1).

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

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Balance sheet

As at 30 June 2019

	NOTE		2019 $000	2018 $000
ASSETS – CAPITAL MARKETS OPERATIONS
Cash and cash equivalents	6		1 577 139	640 668
Receivables			6 709	7 484
Assets held for sale	7		49	59 385
Financial assets at fair value through profit or loss	8		21 175 900	20 528 480
Derivative financial assets	9		289 989	130 115
Onlendings	10		87 129 775	81 951 783
Property, plant and equipment	14		3 942	4 585
Intangible assets			14 968	17 051
Deferred tax asset			4 524	4 695
			110 202 995	103 344 246

ASSETS – LONG TERM ASSETS
Financial assets at fair value through profit or loss	16		29 345 910	30 487 950
			29 345 910	30 487 950

Total Assets			139 548 905	133 832 196

LIABILITIES – CAPITAL MARKETS OPERATIONS
Payables			24 331	29 551
Derivative financial liabilities	9		398 872	95 210
Financial liabilities at fair value through profit or loss
- Interest-bearing liabilities	11	(a)	102 012 672	96 532 449
- Deposits	11	(b)	7 183 040	6 213 544
Other liabilities			74 224	39 559
			109 693 139	102 910 313
LIABILITIES – LONG TERM ASSETS
Financial liabilities at fair value through profit or loss	16		29 345 910	—
Financial liabilities at amortised cost	16		—	29 766 334
			29 345 910	29 766 334

Total Liabilities			139 039 049	132 676 647

NET ASSETS (1)			509 856	1 155 549

EQUITY – CAPITAL MARKETS OPERATIONS
Retained surplus			509 856	433 933
			509 856	433 933

EQUITY – LONG TERM ASSETS
Retained surplus			—	721 616
			—	721 616

Total Equity			509 856	1 155 549

The accompanying notes form an integral part of these financial statements.

(1)

Due to a change in accounting policy (refer to note 2(a)) the net assets position in the current year represents the net assets of the Capital Markets Operations segment as the net assets of the Long Term Assets (LTA) segment is nil. The liabilities in the LTA segment are now fair valued, removing the accounting mismatch between the assets and liabilities that previously existed. As a result, the LTA segment will no longer contribute to QTC’s net asset position.

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

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Statement of changes in equity

For the year ended 30 June 2019

	NOTE		CAPITAL MARKETS OPERATIONS	LONG TERM ASSETS
			RETAINED SURPLUS $000	RETAINED SURPLUS $000	TOTAL EQUITY $000
Balance at 1 July 2017			339 601	915 314	1 254 915
Profit for the year			94 332	(193 698)	(99 366)

Balance at 30 June 2018			433 933	721 616	1 155 549

Balance at 1 July 2018			433 933	721 616	1 155 549
Net effect of changes in accounting policies	2	(a)	—	(721 616)	(721 616)
Profit for the year			125 923	—	125 923
Transactions with owners in their capacity as owners:
Dividend provided for or paid	24		(50 000)	—	(50 000)

Balance at 30 June 2019			509 856	—	509 856

The accompanying notes form an integral part of these financial statements.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

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Statement of cash flows

For the year ended 30 June 2019

	NOTE		2019 $000	2018 $000
CAPITAL MARKETS OPERATIONS

Cash flows from operating activities
Interest received from onlendings			3 338 472	3 499 874
Interest received from investments and other sources			752 084	689 971
Fees received			78 059	87 494
Net GST			(463)	(25)
Interest paid on interest-bearing liabilities			(4 304 482)	(4 257 305)
Interest paid on deposits			(169 947)	(192 704)
Administration expenses paid			(70 375)	(77 444)
Income tax paid			(15 944)	(13 538)
Net cash used in operating activities	15	(a)	(392 596)	(263 677)

Cash flows from investing activities
Proceeds from sale of investments			48 862 702	48 538 404
Payments for investments			(49 456 035)	(49 831 212)
Net client onlendings			(535 943)	2 326 299
Proceeds from (payment)/sale of intangibles			(8)	46
Proceeds from sale of property, plant and equipment			60 621	11 189
Payments for property, plant and equipment			(29)	(1 074)
Net cash (used in)/provided by investing activities			(1 068 692)	1 043 652

Cash flows from financing activities
Proceeds from interest-bearing liabilities			54 086 609	53 165 066
Repayment of interest-bearing liabilities			(52 608 312)	(53 762 986)
Net client deposits			969 462	(1 166 155)
Dividends paid			(50 000)	(500 000)
Net cash provided by/(used in) financing activities	15	(b)	2 397 759	(2 264 075)

Net increase/(decrease) in cash and cash equivalents held			936 471	(1 484 100)
Cash and cash equivalents at 1 July			640 668	2 124 768
Cash and cash equivalents at 30 June	6		1 577 139	640 668
LONG TERM ASSETS

No external cash flow is generated from the long term assets (refer note 1).

The accompanying notes form an integral part of these financial statements.

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

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Notes to the Financial Statements

For the year ended 30 June 2019

Contents

1	General information	22

2	Significant accounting policies and other explanatory information	23

Capital Markets Operations

3	Net gain/(loss) on financial instruments at fair value through profit or loss	26

4	Administration expenses	26

5	Income tax expense	27

6	Cash and cash equivalents	27

7	Assets held for sale	27

8	Financial assets at fair value through profit or loss	28

9	Derivative financial assets and derivative financial liabilities	28

10	Onlendings	29

11	Financial liabilities at fair value through profit or loss	29

12	Financial risk management	31

13	Fair value hierarchy	36

14	Property, plant and equipment	37

15	Notes to the statement of cash flows	37

Long Term Assets

16	Financial instruments at fair value through profit or loss	39

17	Financial risk management	41

18	Fair value hierarchy	42

Other information

19	Contingent liabilities	44

20	Related party transactions	44

21	Key management personnel	45

22	Auditor’s remuneration	47

23	Investments in companies	48

24	Dividends	48

25	Events subsequent to balance date	48
1	General information

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act. QTC is domiciled in Queensland, Australia, with its principal place of business being 111 Eagle Street, Brisbane, Queensland. QTC’s ultimate parent is the State of Queensland.

Capital Markets Operations

QTC is the Queensland Government’s central financing authority. QTC also provides a range of financial services to the State (public sector entities), local governments and universities. QTC’s Capital Markets Operations include debt funding, cash management, financial risk management advisory services, and specialist public finance education.

These services are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and passing the benefits/costs of liability management onto Queensland Treasury. QTC passes on the returns of asset management to its clients and retains unrealised gains/losses associated with credit spread movements on its balance sheet until the sale of the asset or its maturity. QTC’s capital markets activities can also generate a profit or loss largely reflecting the net return on financial markets instruments held by QTC for capital and liquidity purposes. In undertaking these activities, QTC maintains adequate capital to manage its risks having regard to its Capital Adequacy Policy.

Long Term Assets

QTC holds a portfolio of assets which were transferred to QTC by the State Government. These assets are held to fund superannuation and other long-term obligations of the State. The Long Term Assets are held in unit trusts managed by QIC Limited (QIC). In return, QTC has issued the State fixed rate notes with an interest rate of 6.5 per cent (2018: 7.0 per cent) on the book value of the notes. Recognising the direct relationship between the fixed rate notes and the Long Term Assets, any difference between the return paid by QTC on the fixed rate note and the return received by QTC on the Long Term Assets, is recognised in the financial statements annually as a market value adjustment.

In 2018-19, Long Term Assets Advisory Board (LTAAB) was responsible for the oversight of the Long Term Assets, which do not form part of QTC’s day-to-day Capital Markets Operations. Refer to note 25 for LTAAB arrangements relating to periods after 2018-19.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

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Notes to the Financial Statements

For the year ended 30 June 2019

2	Significant accounting policies and other explanatory information

The principal accounting policies adopted in the preparation of the financial report are set out below and in the relevant notes to the financial statements.

(a)	Basis of preparation

These general purpose financial statements for the year ended 30 June 2019 have been prepared in accordance with Australian Accounting Standards (AASB) and interpretations adopted by the Australian Accounting Standards Board, the Financial Accountability Act 2009, the Financial and Performance Management Standard 2009, and the Financial Reporting Requirements for Queensland Government Agencies (as applicable to statutory bodies).

Compliance with International Financial Reporting Standards

QTC’s financial statements comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. QTC has elected to comply with the requirements of IFRS as if it is a for-profit entity.

Changes in accounting policy, disclosures, standards and interpretations

New accounting standards

All new and amended accounting standards effective for the financial year have been adopted by both the Capital Markets Operations segment and the Long Term Assets segment.

This year QTC has applied AASB 15 Revenue from Contracts with Customers and AASB 9 Financial Instruments (which replaced AASB 139 Financial Instruments: Recognition and Measurement) for the first time.

Capital Markets Operations

AASB 15 Revenue from Contracts with Customers – AASB 15 contains principles that entities should apply to determine the amount and timing of revenue recognition. AASB 15 explicitly excludes income from financial instruments which apply the requirements of AASB 9 Financial Instruments. QTC has applied the requirements of AASB 15 to fee income from the provision of onlendings, cash management services, guarantees and the provision of advice to clients. Under AASB 15 fee revenue is recognised over time as per client mandates and performance obligations pursuant to advisory engagements. This is consistent with revenue recognition applied by QTC under previous accounting standard requirements.

AASB 9 Financial Instruments – Under AASB 9 QTC has continued its practice of measuring the majority of the financial instruments of QTC’s Capital Markets Operations at fair value through profit or loss (FVTPL). Other financial assets, such as receivables, continue to be measured at amortised cost. For assets not measured at FVTPL, AASB 9 requires entities to assess whether the financial assets are impaired at the end of each reporting period. AASB 9 introduces a new ‘expected credit loss’ (ECL) provision model for determining impairment losses for financial assets which results in earlier recognition of losses than the existing standard. A loss allowance is measured at initial recognition and throughout the life of the financial asset at an amount equal to the lifetime ECL.

For QTC, application of the ECL model is only relevant for assessing the value of trade receivables or contract assets that do not contain a significant financing component. QTC has adopted an ECL model substantially in line with the Queensland Government Treasury Policy and has applied this to aged debtors at the end of each reporting period (refer to note 2(l)).

Long Term Assets

AASB 9 Financial Instruments – The application of AASB 9 does not change the current practice of measuring changes in the financial assets of the Long Term Assets segment through profit or loss.

However, in adopting AASB 9, QTC has elected to designate the fixed rate notes as financial liabilities measured at FVTPL. Previously, the fixed rate notes were measured at amortised cost.

The designation of the fixed rate notes as financial liabilities measured at FVTPL was made to eliminate or significantly reduce a previous accounting mismatch between the value of the financial assets and the value of the financial liabilities in the Long Term Assets segment. This is considered a more appropriate basis for reporting the value of the fixed rate note given the relationship between the fixed rate note and the Long Term Assets (refer Note 16).

In applying the transitional requirements of AASB 9, comparative information has not been restated. Instead, retained earnings were adjusted for the difference between the amortised cost and fair value of the fixed rate notes, as at 1 July 2018.

The table below identifies the adjustments made on the initial application of ASSB 9 to the Long Term Assets segment.

	ORIGINAL CLASSIFICATION UNDER AASB 139	NEW CLASSIFICATION UNDER AASB 9	ORIGINAL CARRYING AMOUNT UNDER AASB 139 $000	NEW CARRYING AMOUNT UNDER AASB 9 $000	RETAINED EARNINGS ADJUSTMENT $000
Financial assets
Investments in unit trusts and other holdings - QIC	FVTPL	FVTPL	30 487 950	30 487 950	—

Total financial assets			30 487 950	30 487 950	—

Financial liabilities
Fixed rate notes	Amortised Cost	FVTPL	29 766 334	30 487 950	721 616

Total financial liabilities			29 766 334	30 487 950	721 616

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

24

Notes to the Financial Statements

For the year ended 30 June 2019

2	Significant accounting policies and other explanatory information continued

(a)	Basis of preparation continued

Standards and interpretations not yet adopted

Certain new accounting standards have been issued that are not mandatory for the current reporting period. Application of these standards is mandatory for annual reporting periods starting from 1 January 2019 onwards. For QTC this will be the 2019-20 financial year. The Corporation’s assessment of the impact of material changes from these standards is set out below.

Other than as noted below, the adoption of Australian Accounting Standards and Interpretations issued but not yet effective are not expected to have a material impact on the QTC’s financial statements, however they may result in minor changes to how information is currently disclosed.

AASB 16 Leases – The application of AASB 16 is effective for annual periods beginning on or after 1 January 2019. The new standard will change the accounting by lessees and result in the recognition of almost all leases on the balance sheet. For lessees, the standard requires the recognition of a right to use asset and a liability for the present value of future lease commitments. This will result in the current lease for QTC’s principal office at 111 Eagle Street and car parking leases being recognised on-balance sheet. The present value of the current leasing commitments that will be added to the Balance Sheet (both as an asset and liability) is $11.7 million. For leases where QTC is the lessor, the standard remains substantially unchanged and QTC will continue to distinguish between operating and finance leases.

AASB 16 allows a cumulative approach rather than a full retrospective application to recognising existing operating leases. QTC has elected to adopt the cumulative approach meaning it will not need to restate comparative information. Instead the effect of applying the standard for the first time will be recognised as an adjustment to the opening balance of the retained surplus balance at the date of initial application.

Basis of measurement

These financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated. Fair value is the amount for which an asset could be exchanged or liability settled between knowledgeable, willing parties in an arm’s length transaction.

Functional and presentation currency

These financial statements are presented in Australian dollars which is QTC’s functional currency.

Classification of assets and liabilities

The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non-current.

(b)	Foreign currency

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest. Exchange gains/losses are brought to account in the statement of comprehensive income.

(c)	Collateral

QTC enters into a range of transactions with counterparties which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from, the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash.

(d)	Financial assets and liabilities

Financial assets on initial recognition are classified at fair value through profit or loss and include:

•	Cash and cash equivalents

•	Financial assets at fair value through profit or loss

•	Derivative financial instruments, and

•	Onlendings

Financial liabilities are measured at fair value through profit or loss and include:

•	Interest-bearing liabilities, and

•	Deposits

Financial assets and liabilities are recognised on the balance sheet when QTC becomes party to the contractual provisions of the financial instrument, which is the settlement date of the transaction. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC. A financial liability is derecognised when the obligation specified in the contract is discharged, cancelled or expires.

Financial assets and liabilities are measured at fair value through profit or loss by reference to quoted market exit prices where available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

QTC uses mid-market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed, together with the financial derivatives used to manage interest rate and foreign currency risks, closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

Gains and losses on financial assets and liabilities at fair value through profit or loss are brought to account in the statement of comprehensive income.

(e)	Offsetting financial instruments

QTC offsets financial assets and liabilities where there is a legally enforceable right to set-off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously (refer note 12(c)(iv)).

(f)	Repurchase agreements

Securities sold under agreements to repurchase at an agreed price are retained within the financial assets at fair value through profit or loss category while the obligation to repurchase is disclosed as a financial liability at fair value through profit or loss.

(g)	Lease income

Lease income from operating leases where QTC is the lessor is recognised as income on a straight line basis over the lease term.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

25

Notes to the Financial Statements

For the year ended 30 June 2019

2	Significant accounting policies and other explanatory information continued

(h)	Fee income

Fee income includes:

•	Management fee income, which represents income earned from the management of QTC’s onlendings and deposits, is recognised over time when the service has been provided in accordance with client mandates

•	Professional fees, which are recognised in the period the services are provided to the extent that it is probable that the economic benefits will flow to QTC and can be measured reliably, and

•	Revenue on financial guarantees is recognised at inception and on an ongoing basis over the contract term. The probability of default on a financial guarantee is extremely low due to counter indemnities, therefore revenue receivable is reflective of fair value.

(i)	Profits/losses

Unless otherwise determined by the Governor in Council, the Queensland Treasury Corporation Act 1988 requires that all profits shall accrue to the benefit of the State Consolidated Fund and all losses shall be the responsibility of the State Consolidated Fund. Return of profits to the Consolidated Fund is made by way of dividends which are provided for following approval by the Board after considering QTC’s capital requirements.

(j)	Receivables

Receivables are measured at amortised cost which approximates their fair value at reporting date. Trade debtors are recognised at the amounts due at the time of sale or service delivery i.e. the agreed purchase/contract price. Other debtors generally arise from transactions outside the usual operating activities of the corporation and are recognised at their assessed values with terms and conditions similar to trade debtors.

(k)	Intangible assets

Costs incurred to acquire computer software licences and to develop the specific software are capitalised. These assets are amortised on a straight-line basis over the period of expected benefit, which is usually between three and ten years.

(l)	Impairment

Receivables: The loss allowance for trade and other debtors reflects lifetime expected credit losses and incorporates reasonable and supportable forward-looking information. Economic changes impacting the Corporation’s debtors and relevant industry data form part of the Corporation’s impairment assessment. No loss allowance is recorded for receivables from Queensland Government agencies or Australian Government agencies on the basis of materiality.

Where there is no reasonable expectation of recovering an amount owed by a debtor, the debt is written-off by directly reducing the receivable against the loss allowance. If the amount of debt written off exceeds the loss allowance, the excess is recognised as an impairment loss.

Non-financial Assets: The carrying value of non-financial assets is reviewed at each reporting date or where there is an indication of impairment. If an indication of impairment exists, the asset’s recoverable amount is determined. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss. The asset’s recoverable amount is determined as the higher of the asset’s fair value less cost of disposal or value in use.

(m)	Employee benefits

A liability is recognised for employee benefits including salaries, superannuation, annual leave, long service leave and short-term incentives where there is a present or constructive obligation as a result of past service. The liability is based on the amount expected to be paid provided that the obligation can be measured reliably. These are measured on an undiscounted basis where the amounts are expected to be paid within the next 12 months. For amounts where the payment date is expected to exceed 12 months such as long service leave, future pay increases are projected and then discounted using the Australian Government Bond Generic Yield Rates. As sick leave is non-vesting, this is recognised as and when this leave is taken.

(n)	Rounding

Amounts have been rounded to the nearest thousand dollars except as otherwise stated.

(o)	Comparative figures

No material adjustments have been made to prior year comparatives.

(p)	Judgements and assumptions

The preparation of the financial statements requires the use of accounting estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future period affected. The areas involving a higher degree of judgement or complexity, or areas where assumptions or estimates may be significant to the financial statements are shown below:

Fair value of financial assets and financial liabilities

Financial assets and financial liabilities (including derivatives) are measured at fair value by reference to quoted market prices where available. The fair value of financial instruments that are not traded in an active market is determined by reference to market quotes for similar instruments or by use of valuation techniques. Valuation techniques may include applying trading margins to the swap curve or counterparty credit spreads for similar instruments, adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where an instrument is not actively traded.

Judgement may be needed in selecting valuation methods or assumptions where an active market quote is not available (refer notes 13 and 18).

Investments in Queensland Treasury Holdings Pty Ltd (QTH)

Queensland Treasury holds a 60 per cent beneficial interest in QTH and 76 per cent of the voting rights. The remaining 40 per cent beneficial interest and 24 per cent voting rights is held by QTC. QTC does not apply the equity method to its investment in QTH as it does not have control or significant influence over the entity, exposure or rights to variable returns or the power to affect those returns. Queensland Treasury controls the significant transactions and bears all the risks and benefits of QTH and accordingly, QTH is consolidated into the financial statements of Queensland Treasury.

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

26

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2019

3	Net gain/(loss) on financial instruments at fair value through profit or loss

Accounting Policy

Gain/(loss) on financial assets and financial liabilities at fair value through profit or loss includes:

•	net interest income and expense recognised under the accrual basis

•	net realised gain/(loss) resulting from market rate movements recognised on settlement date from the sale of investments and the pre-redemption of borrowings, and

•	net unrealised gain/(loss) resulting from market rate movements from investments, certain onlendings and borrowings.

	2019	2018
	$000	$000

Net gain on financial assets at fair value through profit or loss
Cash and cash equivalents	12 866	13 255
Financial assets at fair value through profit or loss	780 530	487 326
Derivatives	67 997	127 260
Onlendings	7 945 427	2 705 216

	8 806 820	3 333 057

Net loss on financial liabilities at fair value through profit or loss
Financial liabilities at fair value through profit or loss
- Short-term	(167 142)	(156 987)
- Long-term	(7 855 728)	(2 739 881)
Deposits	(170 417)	(191 600)
Derivatives	(467 602)	(135 499)
Other	(16 414)	(15 950)

	(8 677 303)	(3 239 917)

During the financial year long term yields fell, resulting in a significant increase in market values which added to the interest income generated on financial assets and interest expense incurred on financial liabilities. In contrast, during the prior financial year yields remained relatively stable, resulting in a modest increase in the market value of financial assets and liabilities for that year.

4	Administration expenses

	2019	2018
	$000	$000
Salaries and related costs	41 422	38 669
Superannuation contributions	3 450	3 395
Contractors	2 000	542
Consultants’ fees	3 917	6 837
Information and registry services	2 972	2 773
Depreciation on property, plant and equipment	673	973
Amortisation and impairment on intangible assets	2 092	2 092
Office occupancy	3 302	3 252
Information and communication technology	9 737	10 341
Other administration expenses	4 763	4 860

	74 328	73 734

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

27

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2019

5	Income tax expense

Accounting Policy

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended). QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations. No income tax is payable on the Long Term Assets segment.

	2019 $000	2018 $000
Current tax	8 638	15 943
Deferred tax expense/(income)	227	(1 985)

Total income tax expense recognised in the year	8 865	13 958

Numerical reconciliation between income tax expense and pre-tax accounting profit
Profit/(Loss) for the year before tax	134 788	(85 408)
Less profits/(losses) from non-taxable portfolios:
- Capital Markets Operations	105 303	61 773
- Long Term Assets	—	(193 698)
Operating profit from taxable portfolios	29 485	46 517
Tax at the Australian tax rate of 30% on taxable portfolios	8 846	13 955
Effect of non-deductible items	19	3

Income tax expense	8 865	13 958

6	Cash and cash equivalents

Accounting Policy

Cash and cash equivalents include cash on hand and demand deposits (11am cash) which are highly liquid investments that are readily convertible to cash.

	2019	2018
	$000	$000
Cash at bank (1)	1 577 139	42
Money market deposits	—	640 626

	1 577 139	640 668

(1)	From August 2018 cash at bank has been used to invest short term funds to facilitate daily liquidity. This change was due to operational changes within the domestic overnight 11am cash market.

7	Assets held for sale

Accounting Policy

Non-current assets held for sale consist of those assets that management has determined are available for immediate sale in their present condition, for which their sale is highly probable within the next twelve months. Non-current assets are classified as assets held for sale and reported at their net carrying amount. Any subsequent increase or decrease in fair value less costs to sell is recognised in the statement of comprehensive income. Depreciation rates are as follows:

Asset class	Depreciation rate
Plant and machinery	10 – 30%

Set out below are reconciliations of the carrying amounts for plant and machinery that were available for sale at balance date. In the current year this consists of a street sweeper and the prior year included buses and ferries which QTC leased to local government sector entities under a whole of government operating lease facility which were sold on 2 July 2018. The gain on sale on this transaction was $1.4 million.

	2019	2018
	$000	$000
Cost at balance date	245	166 167
Accumulated depreciation and impairment	(196)	(106 782)
Net carrying amount	49	59 385
Movement
Net carrying amount at beginning of year	59 385	92 101
Disposals	(59 223)	(11 434)
Depreciation expense	(113)	(21 282)
Net carrying amount at end of year	49	59 385

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

28

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2019

8	Financial assets at fair value through profit or loss

	2019	2018
	$000	$000
Discount securities	6 492 812	4 948 971
Commonwealth and state securities (1)	1 665 784	1 384 150
Floating rate notes	8 227 251	8 245 590
Term deposits	3 265 525	4 952 090
Other investments	1 524 528	997 679

	21 175 900	20 528 480

(1)	QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss.

As at 30 June 2019: $9,844.2 million (2018: $8,033.6 million) of financial assets will mature after 12 months.

9	Derivative financial assets and derivative financial liabilities

Accounting Policy

All derivatives are measured at fair value through profit or loss with gains and losses recognised in the income statement. Derivatives are carried on the balance sheet as assets when the fair value is positive and as liabilities when the fair value is negative.

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of its asset and liability management activities. In addition, derivatives may be used to deliver long term floating rate or long term fixed rate exposure.

	2019	2018
	$000	$000
Derivative financial assets
Interest rate swaps	204 482	38 614
Cross currency swaps	70 087	31 035
Foreign exchange contracts	7 673	47 047
Futures contracts	7 747	13 419

	289 989	130 115

Derivative financial liabilities
Interest rate swaps	(355 569)	(31 635)
Cross currency swaps	(27 345)	(20 104)
Foreign exchange contracts	(1 830)	(2 287)
Futures contracts	(14 128)	(41 184)
	(398 872)	(95 210)

Net derivatives	(108 883)	34 905

As at 30 June 2019, derivatives with a net liability position of $124.0 million have maturity dates exceeding 12 months (2018: net asset position of $15.3 million).

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

29

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2019

10	Onlendings

Accounting Policy

QTC borrows on behalf of its clients and lends at an interest rate based on QTC’s cost of funds plus an administration fee to cover the costs of QTC’s operations.

Onlendings are initially recognised at the amount drawn-down. Following initial recognition, onlendings are included in the balance sheet at fair value by reference to either the underlying debt portfolio, or in the case of fixed rate loans, on a discounted cash flow basis.

	2019	2018
	$000	$000
Government departments and agencies	33 382 054	31 382 607
Government owned corporations	27 666 064	26 006 139
Statutory bodies	19 367 116	18 017 825
Local governments	6 302 676	6 136 975
QTC related entities (1)	112 961	121 626
Other bodies	298 904	286 611

	87 129 775	81 951 783

(1)	QTC related entities includes DBCT Holdings Pty Ltd

At 30 June 2019, client deposits of $4.5 billion have been placed in redraw facilities and offset the value of onlendings in the balance sheet (2018: $4.6 billion). The gross value of onlendings at 30 June 2019 was $91.6 billion (2018: $86.6 billion).

As at 30 June 2019: $86,209.3 million (2018: $81,628.9 million) of repayments are expected to be received after 12 months.

11	Financial liabilities at fair value through profit or loss

(a)	Interest-bearing liabilities

Interest-bearing liabilities mainly consist of short-term treasury notes, Australian bonds and floating rate notes. Australian bonds include QTC’s domestic, capital indexed and public bonds.

	2019	2018
	$000	$000
Interest-bearing liabilities
Short-term
Treasury notes	5 010 470	4 244 895
Commercial paper	676 157	1 165 092
	5 686 627	5 409 987
Long-term
AUD Bonds	91 134 633	85 766 730
Floating rate notes	3 608 199	4 009 753
Medium-term notes	1 237 416	1 021 030
Other	345 797	324 949
	96 326 045	91 122 462

Total interest-bearing liabilities	102 012 672	96 532 449

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988. As at 30 June 2019: $87,886.3 million (2018: $81,328.6 million) of debt securities are expected to be settled after more than 12 months.

Instruments denominated in foreign currency are fully hedged resulting in no net exposure to any foreign currency. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 12(a)(i).

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

30

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2019

11	Financial liabilities at fair value through profit or loss continued

(a)	Interest-bearing liabilities continued

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table:

	FAIR VALUE	REPAYMENT AT MATURITY	DIFFERENCE
AS AT 30 JUNE 2019	$000	$000	$000
Interest-bearing liabilities
Short-term
Treasury notes	5 010 470	5 020 000	(9 530)
Commercial paper	676 157	677 517	(1 360)
	5 686 627	5 697 517	(10 890)
Long-term
AUD Bonds	91 134 633	79 312 983	11 821 650
Floating rate notes	3 608 199	3 600 000	8 199
Medium-term notes	1 237 416	1 009 641	227 775
Other	345 797	337 331	8 466
	96 326 045	84 259 955	12 066 090

Total interest-bearing liabilities	102 012 672	89 957 472	12 055 200

	FAIR VALUE	REPAYMENT AT MATURITY	DIFFERENCE
AS AT 30 JUNE 2018	$000	$000	$000
Interest-bearing liabilities
Short-term
Treasury notes	4 244 895	4 255 000	(10 105)
Commercial paper	1 165 092	1 167 841	(2 749)
	5 409 987	5 422 841	(12 854)
Long-term
AUD Bonds	85 766 730	77 940 564	7 826 166
Floating rate notes	4 009 753	4 000 000	9 753
Medium-term notes	1 021 030	964 587	56 443
Other	324 949	323 888	1 061
	91 122 462	83 229 039	7 893 423

Total interest-bearing liabilities	96 532 449	88 651 880	7 880 569

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

31

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2019

11	Financial liabilities at fair value through profit or loss continued

(b)	Deposits

Client deposits are accepted to either the QTC Cash Fund or Working Capital Facility. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.

Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

	2019	2018
	$000	$000

Client deposits
Local governments	3 529 042	2 549 851
Statutory bodies	2 663 595	2 706 450
Government departments and agencies	583 216	73 233
Government owned corporations	96 161	83 376
QTC related entities (1)	93 747	83 172
Other depositors	166 018	173 671
	7 131 779	5 669 753
Collateral held	51 261	72 860
Repurchase agreements	—	470 931
	51 261	543 791

Total deposits	7 183 040	6 213 544

(1)	QTC related entities includes Queensland Treasury Holdings Pty Ltd and its subsidiaries Brisbane Port Holdings Pty Ltd, DBCT Holdings Pty Ltd and Queensland Lottery Corporation Pty Ltd.

As at 30 June 2019: $7,072.4 million (2018: $5,616.0 million) will mature within 12 months.

12	Financial risk management

QTC’s activities expose it to a variety of financial risks including funding risk, market risk (foreign exchange, interest rate, basis spreads and credit spreads), liquidity risk, and credit risk. QTC’s financial risk management focuses on minimising financial risk exposures and managing volatility, and seeks to mitigate potential adverse effects of financial risks on the financial performance of QTC and its clients. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts.

Robust systems are in place for managing financial risk and compliance. Adherence to financial risk policies are monitored daily. To ensure independence, measurement and monitoring of financial risks are performed by teams separate to those transacting.

All financial risk management activities are conducted within Board approved policies, as set out in the Financial Markets Risk Policy with new financial instruments approved by the QTC Board. All breaches of the Financial Markets Risk Policy are escalated to management, the Chief Executive and the Funding and Markets Committee and presented at the next Board meeting.

QTC ensures that in undertaking its capital markets activities it has regard to its Capital Adequacy Policy. QTC has no legal, regulatory or accounting requirement to hold capital however, its Capital Adequacy Policy sets out how QTC should manage its capital to support its business activities and risk profile. QTC’s Capital Adequacy Policy uses a stress scenario to determine the level of capital that should be held to cover funding, liquidity, market, credit and operational risks. This level of capital is known as Optimal Capital. Optimal Capital is calculated and regularly compared to QTC’s actual capital, with reports presented to management and the Board.

(a)	Market risk

Market risk is the risk of incurring losses in positions arising from adverse movements in financial market prices. QTC is exposed to market risk in the form of foreign exchange risk and interest rate risk. QTC’s exposure to market risk is through its borrowing and investment activities. This includes borrowing in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans.

As a consequence of market price movements, there are residual risk positions which may result in realised and unrealised accounting gains or losses being recorded during the year. Depending on whether these transactions are held to maturity, the unrealised gains or losses may be reversed in subsequent accounting periods.

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

32

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2019

12	Financial risk management continued

(a)	Market risk continued

(i)	Foreign exchange risk

QTC has funding facilities that allow for borrowing in foreign currencies. At times, QTC’s Cash Fund invests in foreign currency assets. QTC enters into both forward exchange contracts and cross currency swaps to hedge the exposure of foreign currency borrowings and offshore investments from fluctuations in exchange rates. The following table summarises the hedging effect, in Australian dollars, that cross currency swaps and forward exchange contracts have had on the face value of offshore borrowings and investments.

	BORROWINGS		OFFSHORE INVESTMENTS		DERIVATIVE CONTRACTS		NET EXPOSURE
	2019	2018	2019	2018	2019	2018	2019	2018
	$000	$000	$000	$000	$000	$000	$000	$000
USD	(363 517)	(927 228)	389 833	424 185	(26 316)	503 043	—	—
GBP	—	(230 613)	—	—	—	230 613	—	—
CHF	(160 821)	(149 701)	—	—	160 821	149 701	—	—
JPY	(198 559)	(183 492)	—	—	198 559	183 492	—	—
EUR	(650 261)	(631 496)	—	—	650 261	631 496	—	—

(ii)	Interest rate risk

QTC lends to clients based on a duration profile specified in the client mandates. QTC then manages any mismatch between the duration profile of client loans and QTC’s funding within an Asset and Liability Management Portfolio. Duration is a direct measure of the interest rate sensitivity of a financial instrument or a portfolio of financial instruments and quantifies the change in value of a financial instrument or portfolio due to interest rate movements. All costs or benefits of managing any mismatch between client loans and QTC funding are passed on to Queensland Treasury ensuring that QTC is effectively immunised from interest rate risk with respect to these portfolios.

Client deposits into the QTC Cash Fund are invested on behalf of clients and returns received from these investments are passed onto QTC’s clients with the exception of mark-to-market gains or losses from credit spread movements. QTC generally holds these investments to maturity and therefore any mark-to-market impacts from credit margin changes are typically reversed over the life of the assets.

QTC’s interest rate risk, which results from borrowing in advance and investing surplus funds in high credit quality, highly liquid assets, is managed with consideration given to duration risk, yield curve risk, basis risk and Value-at-Risk (VaR). To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods so that the net interest rate risk in each time period can be measured. QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk.

In QTC’s funding and liquidity portfolios, interest rate swaps may be utilised to change the interest rate exposure of medium to long term fixed rate borrowings into that of a floating rate borrowing. Also, at times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile. QTC is exposed to basis risk when interest rate swaps are used in the Funding and Liquidity portfolios. Basis risk represents a mark-to-market exposure due to movements between the swap curve and QTC’s yield curve.

QTC uses a Board approved VaR framework to manage QTC’s exposure to market risk complemented by other measures such as defined stress tests and PVBP (change in the present value for a one basis point movement). The VaR measure estimates the potential mark-to-market loss over a given holding period at a 99 per cent confidence level. QTC uses the historical simulation approach to calculate VaR with a holding period of ten business days.

VaR impact

The VaR at 30 June, along with the minimum, maximum and average exposure over the financial year was as follows:

	2019 (1)	2018
INTEREST RATE RISK VAR	$M	$M
As at 30 June	17	11
Average for the year	23	14
Financial year - minimum	15	11
Financial year - maximum	53	24

(1)	The VaR calculation for the 2019 year now includes the potential mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund.

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

33

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2019

12	Financial risk management continued

(b)	Liquidity and financing risks

QTC has a robust internal framework whereby extensive liquidity scenario analysis and forecasting is undertaken to understand assumption sensitivities to ensure there is appropriate forward looking visibility of the State’s liquidity position.

QTC debt is a Level 1 (prudentially required) asset for Australian banks under Basel III reforms with a 0% capital risk weighting. In normal and difficult market circumstances, QTC debt is likely to be in high demand. The ability to issue debt is considered a potential source of liquidity.

QTC holds appropriate liquidity (allowing for suitable haircuts of liquid assets) to meet minimum liquidity requirements as estimated today and as forecast into the future. QTC measures the minimum liquidity requirement to comfortably meet the following scenarios simultaneously (these are reviewed at a minimum on an annual basis to ensure relevance):

•	Standard & Poor’s Liquidity Ratio – maintaining a ratio of liquid assets over debt servicing requirements over next 12 months that provides the maximum benefit for Queensland’s liquidity assessment

•	Liquidity forecast – maintaining a minimum forecast liquidity balance over any pending 12 month period

•

Daily cash balances – maintaining minimum net cash requirements in cash at bank, RBA repo eligible securities and Negotiable Certificates of Deposits to fund the net cash flows from assets and liabilities on QTC’s balance sheet over a short term horizon.

In addition, QTC holds liquid assets in the form of public sector entity deposits and the State’s Long Term Assets. QTC considers these assets as potential sources of liquidity in a liquidity crisis.

QTC maintains its AUD benchmark bond facility as its core medium to long-term funding facility and its domestic treasury note facility, as its core short-term funding facility. In addition, QTC has in place Euro and US medium-term note facilities and Euro and US commercial paper facilities to take advantage of funding opportunities in offshore markets. These facilities ensure that QTC is readily able to access the domestic and international financial markets.

With the exception of deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Deposits on account of the Cash Fund and Working Capital Facility are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

With the exception of cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to client onlendings, certain loans are interest only with no fixed repayment date for the principal component (i.e. loans are made based on the quality of the client’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the greater than five year time band with no interest payment assumed in this time band.

The following table sets out the contractual cash flows relating to financial assets and financial liabilities held by QTC at balance date.

CONTRACTUAL MATURITIES AS AT 30 JUNE 2019	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000
Financial assets
Cash and cash equivalents	1 577 139	—	—	—	—	1 577 139	1 577 139
Receivables	6 709	—	—	—	—	6 709	6 709
Onlendings (1)	1 058 432	1 177 372	1 468 018	14 632 239	74 038 140	92 374 201	87 129 775
Financial assets at fair value through profit or loss	2 968 764	8 274 482	3 936 258	13 548 190	1 561 012	30 288 706	21 175 900

Total financial assets	5 611 044	9 451 854	5 404 276	28 180 429	75 599 152	124 246 755	109 889 523
Financial liabilities
Payables	(24 331)	—	—	—	—	(24 331)	(24 331)
Deposits	(6 816 861)	(22 134)	(4 298)	(8 199)	(96 192)	(6 947 684)	(7 183 040)
Financial liabilities at fair value through profit or loss
- Short-term	(3 847 833)	(1 649 683)	(200 000)	—	—	(5 697 516)	(5 686 627)
- Long-term	(1 253 580)	(127 241)	(10 152 005)	(40 494 648)	(52 552 420)	(104 579 894)	(96 326 045)

Total financial liabilities	(11 942 605)	(1 799 058)	(10 356 303)	(40 502 847)	(52 648 612)	(117 249 425)	(109 220 043)

Derivatives
Interest rate swaps	(62)	(2 065)	13 272	(62 045)	(113 248)	(164 148)	(151 087)
Cross currency swaps	(5 185)	(4 874)	(30 712)	(128 873)	(392 486)	(562 130)	42 742
Foreign exchange contracts	7 822	(1 446)	—	—	—	6 376	5 843
Futures contracts	94 700	—	—	—	—	94 700	(6 381)
Net derivatives	97 275	(8 385)	(17 440)	(190 918)	(505 734)	(625 202)	(108 883)
Net (liabilities)/assets	(6 234 286)	7 644 411	(4 969 467)	(12 513 336)	22 444 806	6 372 128	560 541
Cumulative	(6 234 286)	1 410 125	(3 559 342)	(16 072 678)	6 372 128	—	—

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are therefore onlent on the basis of these businesses being going concerns and continuing to meet key credit metric criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile which is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. This can result in QTC’s liability maturity profile being shorter than the asset maturity profile. Though not exposing QTC to interest rate risk, this approach does require QTC to undertake periodic refinancing of its liabilities.

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

34

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2019

12	Financial risk management continued

(b)	Liquidity and financing risks continued

CONTRACTUAL MATURITIES AS AT 30 JUNE 2018	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000
Financial assets
Cash and cash equivalents	640 668	—	—	—	—	640 668	640 668
Receivables	7 484	—	—	—	—	7 484	7 484
Onlendings	1 332 075	1 212 306	1 432 167	15 448 446	73 486 751	92 911 745	81 951 783
Financial assets at fair value through profit or loss	6 690 126	3 862 733	2 186 803	7 227 083	1 717 974	21 684 719	20 528 480

Total financial assets	8 670 353	5 075 039	3 618 970	22 675 529	75 204 725	115 244 616	103 128 415
Financial liabilities
Payables and dividends	(29 551)	—	—	—	—	(29 551)	(29 551)
Deposits	(6 075 055)	(22 371)	(4 348)	(14 964)	(97 999)	(6 214 737)	(6 213 544)
Financial liabilities at fair value through profit or loss
- Short-term	(5 322 841)	(100 000)	—	—	—	(5 422 841)	(5 409 987)
- Long-term	(1 515 388)	(2 480 881)	(9 677 846)	(40 135 077)	(51 180 448)	(104 989 640)	(91 122 462)

Total financial liabilities	(12 942 835)	(2 603 252)	(9 682 194)	(40 150 041)	(51 278 447)	(116 656 769)	(102 775 544)

Derivatives
Interest rate swaps	(6 283)	(1 568)	(6 238)	(31 577)	64 911	19 245	6 979
Cross currency swaps	(30)	(2 447)	(18 858)	(94 208)	(510 400)	(625 943)	10 931
Foreign exchange contracts	44 516	—	—	—	—	44 516	44 760
Futures contracts	(27 765)	—	—	—	—	(27 765)	(27 765)
Net derivatives	10 438	(4 015)	(25 096)	(125 785)	(445 489)	(589 947)	34 905
Net (liabilities)/assets	(4 262 044)	2 467 772	(6 088 320)	(17 600 297)	23 480 789	(2 002 100)	387 776
Cumulative	(4 262 044)	(1 794 272)	(7 882 592)	(25 482 889)	(2 002 100)	—	—

(c)	Credit risk

(i)	Financial markets counterparties

Credit risk is regularly assessed, measured and managed in strict accordance with QTC’s Financial Markets Risk Policy. Exposure to credit risk is managed through regular analysis of the ability of credit counterparties to meet payment obligations.

Credit exposure is QTC’s estimate of the potential loss at balance date in relation to investments and derivative contracts (measured using methodologies based on Basel III) in the event of non-performance by all counterparties. The credit exposure for non-derivative investments is calculated based on the higher of the market value or face value of the instrument while exposure to derivative contracts is based only on a notional ‘add-on’ factor applied to the value of the instrument, as derivatives are marked-to-market daily with zero thresholds under all of QTC’s credit support annexes. QTC utilises collateral arrangements to limit its derivatives’ credit exposure (refer (iv) master netting arrangements).

All derivative contracts are subject to zero threshold collateral arrangements with the effect of credit valuation adjustments (CVA) and debt valuation adjustments (DVA) reflected where material. However this is typically not required due to the impact of collateral arrangements and the high credit worthiness of counterparties, hence for derivative contracts, credit risk is not a significant factor in the determination of fair value.

The following tables represent QTC’s exposure to credit risk at 30 June:

BY CREDIT RATING (1) 30 JUNE 2019	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER(2) $000	TOTAL $000
Cash & equivalents	—	—	—	1 577 139	—	—	—	1 577 139
Financial assets(3)	1 373 518	879 541	118 354	15 687 028	1 998 084	932 111	100 616	21 089 252
Derivatives	—	—	—	50 014	11 694	—	—	61 708
	1 373 518	879 541	118 354	17 314 181	2 009 778	932 111	100 616	22 728 099
	6%	4%	1%	76%	9%	4%	0%	100%

(1)	Credit rating as per Standard & Poor’s or equivalent agency
(2)	Includes long term ratings of A-, or a short term rating of A-1+ & A-2
(3)	Financial assets are based on unsettled face value and consist mainly of discount securities, Commonwealth & State securities, floating rate notes and term deposits

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

35

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2019

12	Financial risk management continued

(c)	Credit risk continued

(i)	Financial markets counterparties continued

BY CREDIT RATING (1) 30 JUNE 2018	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER(2) $000	TOTAL $000
Cash & equivalents	—	—	—	640 668	—	—	—	640 668
Financial assets(3)	1 422 968	585 896	257 043	15 041 095	2 140 943	1 572 754	180 356	21 201 055
Derivatives	—	—	—	42 436	11 360	—	—	53 796
	1 422 968	585 896	257 043	15 724 199	2 152 303	1 572 754	180 356	21 895 519
	6%	3%	1%	72%	10%	7%	1%	100%

(1)	Credit rating as per Standard & Poor’s or equivalent agency
(2)	Includes long term ratings of A-, or a short term rating of A-1+ & A-2
(3)	Financial assets are based on unsettled face value and consist mainly of discount securities, Commonwealth & State securities, floating rate notes and term deposits

QTC adopts a conservative approach to the management of credit risk with a strong bias to high credit quality counterparties. QTC maintains a ratings based approach in determining maximum credit exposures to counterparties which is supplemented by QTC’s credit risk analysis team performing its own credit assessment of QTC’s capital markets counterparties. The country of domicile, the counterparty’s credit metrics, size of its funding programs, asset composition and quality of the underlying security are key considerations when determining limits.

QTC has a significant concentration of credit risk to the banking sector and in particular, the domestic banking sector. The exposure to domestic banks reflects the structure of the Australian credit markets which are themselves dominated by issuance from these entities. Matching market structure is seen as a prudent portfolio management decision parameter. QTC has a requirement to invest with counterparties rated BBB+ or better. QTC has exposure to systemically important domestic banks (which are rated AA-) of approximately 69 per cent.

(ii)	Onlending counterparties

Counterparties for onlendings, with the exception of some small exposures to private companies, are Queensland Government sector entities with approximately 67.5 per cent (2018: 67.6 per cent) of these onlendings having an explicit State Government guarantee. As a consequence, these exposures are not included in QTC’s total credit exposure.

(iii)	Fair value attributable to credit risk of QTC’s liabilities

QTC’s borrowings are guaranteed by the State Government, and in the case of the Australian Government Guaranteed borrowings (2019: $786 million), by the Commonwealth. As a result, credit risk is not a significant factor in the determination of fair value. Changes in fair value are mainly attributable to market fluctuations.

(iv)	Master netting arrangements

QTC enters into all derivative transactions under International Swaps and Derivatives Association (ISDA) Master Agreements. QTC does not currently have any master netting arrangements where a default event has occurred, and has therefore presented all derivative financial instruments on a gross basis in the statement of comprehensive income. QTC also has Credit Support Annexes (CSAs) in place with each ISDA, under which collateral is transferred every business day. This further reduces QTC’s credit exposure.

The following table presents the financial instruments that are offset, or subject to enforceable master netting arrangements and other similar agreements but not offset. The column ‘net amount’ shows the impact on QTC’s balance sheet if all set-off rights were exercised.

RELATED TO AMOUNTS NOT SET OFF IN THE BALANCE SHEET
	GROSS AND NET AMOUNTS ON THE BALANCE SHEET $000	FINANCIAL INSTRUMENTS COLLATERAL $000	CASH COLLATERAL RECEIVED OR GIVEN $000	NET AMOUNT $000
2019
Derivative assets:
- subject to master netting arrangements	289 989	—	(289 461)	528
Derivative liabilities:
- subject to master netting arrangements	(398 872)	—	398 872	—
Net exposure	(108 883)	—	109 411	528
2018
Derivative assets:
- subject to master netting arrangements	130 115	—	(128 347)	1 768
Derivative liabilities:
- subject to master netting arrangements	(95 210)	—	95 210	—
Net exposure	34 905	—	(33 137)	1 768

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

36

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2019

13	Fair value hierarchy

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The fair value hierarchy is categorised into three levels based on the observability of the inputs used.

Level 1 – quoted prices (unadjusted) in active markets that QTC can access at measurement date for identical assets and liabilities.

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All financial instruments at fair value through profit or loss are valued by reference to either quoted market prices or observable inputs with no significant adjustments applied to instruments held and therefore no financial instruments at fair value through profit or loss are classified under Level 3.

Financial assets classified as Level 1 consist primarily of short-term and tradable bank deposits, Commonwealth and semi-government bonds and futures contracts where an active market has been established. Financial liabilities classified as Level 1 consist of QTC benchmark bonds.

Financial assets classified as Level 2 include non-actively traded corporate and semi-government bonds, certain money market securities, floating rate notes, term deposits, QTC onlendings and all over the counter derivatives. The principal inputs in determining fair value include benchmark interest rates such as interbank rates, quoted interest rates in the swap, bond and futures markets, trading margins to the swap curve and counterparty credit spreads for similar instruments adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where the instrument is not actively traded. QTC onlendings are priced based on the underlying liability portfolio.

Financial liabilities classified as Level 2 include commercial paper, treasury notes, medium-term notes, floating rate notes, and client deposits. The principal inputs in determining fair value include benchmark interest rates such as interbank rates and quoted interest rates in the swap and bond markets. Valuations may include a fixed margin to LIBOR or swap curve. Client deposits are principally held in the QTC Cash Fund which is capital guaranteed.

Over the counter derivatives are typically valued as Level 2 and include FX forwards, FX swaps, interest rate and cross currency swaps. The principal inputs in determining fair value include quoted interest rates in the swap market, spot FX rates and basis curves.

QTC applies mid-market pricing as a practical and consistent method for fair value measurements within the bid-ask spread.

Classification of instruments into fair value hierarchy levels is reviewed annually and where there has been a significant change to the valuation inputs and a transfer is deemed to occur, this is effected at the end of the relevant reporting period. QTC Capital Index and QTC 2047 Bonds were transferred from level 2 to level 1 during the year as sufficient pricing sources existed to provide quoted market prices and recent transactions also improved liquidity.

AS AT 30 JUNE 2019	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets
Cash and cash equivalents	1 577 139	—	1 577 139
Financial assets through profit or loss	16 331 753	4 844 147	21 175 900
Onlendings	—	87 129 775	87 129 775
Derivative financial assets	7 747	282 242	289 989

Total financial assets	17 916 639	92 256 164	110 172 803

Financial liabilities
Financial liabilities through profit or loss
- Short-term	—	5 686 627	5 686 627
- Long-term	91 134 633	5 191 412	96 326 045
Deposits	—	7 183 040	7 183 040
Derivative financial liabilities	14 128	384 744	398 872

Total financial liabilities	91 148 761	18 445 823	109 594 584

AS AT 30 JUNE 2018	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets
Cash and cash equivalents	640 668	—	640 668
Financial assets through profit or loss	12 054 074	8 474 406	20 528 480
Onlendings	—	81 951 783	81 951 783
Derivative financial assets	13 419	116 696	130 115

Total financial assets	12 708 161	90 542 885	103 251 046

Financial liabilities
Financial liabilities through profit or loss
- Short-term	—	5 409 987	5 409 987
- Long-term	86 315 997	4 806 465	91 122 462
Deposits	—	6 213 544	6 213 544
Derivative financial liabilities	41 184	54 026	95 210

Total financial liabilities	86 357 181	16 484 022	102 841 203

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

37

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2019

14	Property, plant and equipment

Accounting Policy

Items with a cost or other value equal to or exceeding $5,000 are reported as property, plant and equipment. Items with a lessor value are expensed in the year of acquisition. Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Depreciation is calculated on a straight line basis over the estimated useful life of the assets. Depreciation rates are as follows:

Asset class	Depreciation rate
Information technology & office equipment	6 – 40%

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, at each financial year end.

Reconciliations of the carrying amounts for property, plant and equipment are set out below:

	2019 $000	2018 $000
Cost at balance date	5 608	6 168
Accumulated depreciation and impairment	(1 666)	(1 583)

Net carrying amount	3 942	4 585

Movement
Net carrying amount at beginning of year	4 585	4 483
Additions	30	1 075
Depreciation expense	(673)	(973)

Net carrying amount at end of year	3 942	4 585

15	Notes to the statement of cash flows

(a)	Reconciliation of profit after tax to net cash provided by operating activities

	2019 $000	2018 $000
Profit for the year	125 923	94 332
Non-cash flows in operating surplus
Loss on interest-bearing liabilities	4 174 631	1 422 117
Loss/(gain) on deposits held	36	(17)
(Gain)/loss on onlendings	(4 616 513)	790 966
(Gain)/loss on financial assets at fair value through profit or loss	(133 276)	12 243
Depreciation and amortisation	2 878	24 590
Gain on disposal of plant and machinery	(1 398)	—
Doubtful debts	1	323

Changes in assets and liabilities
Decrease in financial assets at fair value through profit or loss	23 612	22 363
Decrease/(increase) in deferred tax asset	171	(1 985)
Decrease /(increase) in onlendings	7 771	(13 692)
Decrease /(increase) in receivables	775	(3 583)
Decrease in interest-bearing liabilities	(7 086)	(2 631 089)
Increase/(decrease) in deposits	434	(1 087)
Increase in payables and other liabilities	29 445	20 842

Net cash used in operating activities	(392 596)	(263 677)

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

38

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2019

15	Notes to the statement of cash flows continued

(b)	Reconciliation of liabilities arising from financing activities

AS AT 30 JUNE 2019	OPENING BALANCE $000	CASH FLOWS $000	FAIR VALUE MOVEMENT $000	FOREIGN EXCHANGE MOVEMENT $000	OTHER NON CASH MOVEMENT $000	CLOSING BALANCE $000
Interest-bearing liabilities (1)	96 627 659	1 478 297	3 815 434	359 197	130 957	102 411 544
Deposits	6 213 544	969 462	(36)	—	70	7 183 040
Dividend paid	—	(50 000)	—	—	50 000	—

	102 841 203	2 397 759	3 815 398	359 197	181 027	109 594 584

AS AT 30 JUNE 2018	OPENING BALANCE $000	CASH FLOWS $000	FAIR VALUE MOVEMENT $000	FOREIGN EXCHANGE MOVEMENT $000	OTHER NON CASH MOVEMENT $000	CLOSING BALANCE $000
Interest-bearing liabilities (1)	98 638 174	(597 920)	(1 359 678)	(62 439)	9 522	96 627 659
Deposits	7 428 891	(1 166 155)	17	—	(49 209)	6 213 544
Dividend paid	500 000	(500 000)	—	—	—	—

	106 567 065	(2 264 075)	(1 359 661)	(62 439)	(39 687)	102 841 203

(1) Includes derivatives

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

39

Notes to the Financial Statements

Long Term Assets

For the year ended 30 June 2019

16	Financial instruments at fair value through profit or loss

Accounting Policy – Classification and measurement

Financial instruments on initial recognition are classified into the following categories:

•	Financial assets at fair value through profit or loss, and

•	Financial liabilities at fair value through profit or loss.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include investments held in unit trusts which consist of investments held and managed by QIC and include cash, international equities and other diversified products. These investments are measured at market value based on the hard close unit price quoted by QIC adjusted for fees outstanding on the account and net of any GST recoverable.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss consist of fixed rate notes issued to the State Government in exchange for a portfolio of assets. The fixed rate notes were initially recognised at par value, which equated to the fair value of the financial assets acquired. Deposits and withdrawals are made to/from the notes based on changes in the State Government’s long-term liabilities. The notes will terminate upon the greater of 50 years (from the transaction date of 1 July 2008) or the date that the State Government’s long term liabilities cease to exist. Upon termination/settlement of the liability, any shortfall between the value of the assets and liability will be borne by the State; and any excess in the assets will be returned. Interest on the fixed rate notes is capitalised monthly and the rate is reviewed annually.

Financial liabilities at fair value through profit or loss are valued by reflecting the changes, including market value movements, of the supporting assets of the portfolio as market value movements in the fixed rate notes. This eliminates any accounting mismatch between the financial assets and liabilities in this segment.

FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	2019 $000	2018 $000
Investments in unit trusts and other holdings - QIC:

Movement during the year:
Opening balance	30 487 950	31 714 459
Net withdrawals	(2 710 198)	(3 128 187)
Fees paid	(98 664)	(98 608)
Net change in fair value of unit trusts	1 666 822	2 000 286

Closing balance	29 345 910	30 487 950

Comprised of the following asset classes:

Defensive assets
Cash	9 149 487	7 854 382
Fixed interest	2 524 976	4 811 272

Growth assets
Equities	2 299 396	3 821 700
Diversified alternatives	5 855 766	5 534 400

Unlisted assets
Infrastructure	3 368 382	3 018 799
Private equities	2 839 975	2 577 068
Real estate	3 307 928	2 870 329

	29 345 910	30 487 950

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

40

Notes to the Financial Statements

Long Term Assets

For the year ended 30 June 2019

16	Financial instruments at fair value through profit or loss continued

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS	2019 $000	2018 $000
Fixed rate notes

Movement during the year:
Opening balance	29 766 334	—
Opening balance adjustment (1)	721 616	—
Interest	1 879 573	—
Net withdrawals	(2 710 198)	—
Net change in fair value of fixed rate note	(311 415)	—

Closing balance	29 345 910	—

FINANCIAL LIABILITIES AT AMORTISED COST	2019 $000	2018 $000
Fixed rate notes

Movement during the year:
Opening balance	—	30 799 145
Interest	—	2 095 376
Net withdrawals	—	(3 128 187)

Closing balance	—	29 766 334

(1)	Accounting policy change refer to note 2(a)

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

41

Notes to the Financial Statements

Long Term Assets

For the year ended 30 June 2019

17	Financial risk management

The Long Term Assets are invested in unlisted unit trusts held with QIC. The trusts hold investments in a variety of financial instruments including derivatives, which expose these assets to credit risk, liquidity risk and market risk. Market risk arises due to changes in interest rates, foreign exchange rates, property prices and equity prices. However as these investments are long term in nature, market fluctuations are expected to even out over the term of the investment.

The Long Term Asset Advisory Board (LTAAB) determined the investment objectives, risk profiles and strategy for the Long Term Assets within the framework provided by the Government. It was responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. Risk management policies have been established to identify and analyse risks as well as to set appropriate risk limits and controls. Risks are monitored in adherence with these limits. Going forward, this role will be undertaken by the State Investment Advisory Board. QIC provided assistance to LTAAB in discharging its responsibilities. QIC’s role includes recommending investment product objectives, risk profiles and strategic asset allocations to achieve objectives within the targets and risk controls set. As the lead investment manager, QIC is responsible for implementing the investment strategy. In addition, independent oversight of the investment advice and services provided by QIC, including periodic strategic reviews of QIC’s activities and performance, was provided by an external consultant.

The interest rate applicable on the fixed rate note liability of QTC, which was set at 6.5 per cent (2018: 7.0 per cent) on the book value of the notes from 1 July 2018.

(a)	Liquidity risk

No external cash flows are generated by QTC from the Long Term Assets. Deposits and withdrawals from the Long Term Assets result in a corresponding change to the value of the fixed rate notes (FRN). Interest owing to Treasury on the FRNs is capitalised as are returns and fees on the Long Term Assets. As such daily movements in these cash flows do not expose QTC to liquidity risk.

(b)	Credit risk

QIC is responsible for implementing the investment strategy for the Long Term Assets. The investment strategy targets a widely diversified portfolio across a broad range of asset classes, helping to minimise credit risk.

(c)	Market risk

The Long Term Assets expose QTC to market risk, including interest rate risk, foreign currency risk, property price risk and equity price risk, resulting from its investments in unit trusts and the underlying movement in the net asset value through these trusts. While the portfolio does not have direct exposure to interest rate, foreign currency and credit risk, the unit price of the fund in which the assets are invested will change in response to the market’s perception of changes in these underlying risks.

Market risk is mitigated through a diversified portfolio of investments in unit trusts held with QIC in accordance with the investment strategy approved by LTAAB. The investment strategy targets a diversified portfolio across a broad range of asset classes.

QIC adheres to prudential controls contained in the Investment Management Agreement. Under this agreement, derivative products are not permitted to be used for speculative purposes but are used as hedging instruments against existing positions or for efficient trading and asset allocation purposes to assist in achieving the overall investment returns and volatility objectives of the portfolio.

A sensitivity analysis for the key types of market risk that apply to the investments of the funds has been undertaken by QIC. QIC has provided a range of reasonably possible changes in key risk variables including the ASX 200, the MSCI World ex Australia Equities Index, the RBA official cash rate, the Bank of England official cash rate and real estate capitalisation rates.

The foreign currency exposure of QTC’s total investment portfolio is 100% hedged. For this reason sensitivity to foreign exchange rate movements has not been calculated at the asset class level.

Based on these changes to key risk variables and applying a range of valuation methodologies, a reasonably possible change in value of applicable investments held at 30 June is as follows:

	2019 CHANGE		2019 PROFIT/EQUITY		2018 CHANGE		2018 PROFIT/EQUITY
	Low %	High %	Decrease $000	Increase $000	Low %	High %	Decrease $000	Increase $000
Cash and fixed interest (1)	> -1%	< 1%	(23 772)	23 772	> -1%	< 1%	(60 850)	60 850
Equities	-10%	10%	(230 226)	230 226	-10%	10%	(382 624)	382 624
Diversified alternatives (2)	-10%	10%	(586 266)	586 266	-10%	10%	(554 231)	554 231
Infrastructure	-10%	10%	(336 663)	336 663	-10%	10%	(301 882)	301 882
Private equities	-10%	10%	(284 332)	284 332	-10%	10%	(257 826)	257 826
Real estate	-10%	11%	(317 829)	369 330	-8%	9%	(234 206)	248 164

			(1 779 088)	1 830 589			(1 791 619)	1 805 577

(1)	Cash and fixed interest includes exposure to interest rate and inflation overlays on hedging instruments.
(2)	Diversified alternatives include exposure to both price and interest rate risk.

ANNUAL REPORT 2018-19 | QUEENSLAND TREASURY CORPORATION

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Notes to the Financial Statements

Long Term Assets

For the year ended 30 June 2019

18	Fair value hierarchy

Financial instruments have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement, as per note 13.

AS AT 30 JUNE 2019	OBSERVABLE INPUTS LEVEL 2 $000	UNOBSERVABLE INPUTS LEVEL 3 $000	TOTAL $000

Financial assets
Cash	9 149 487	—	9 149 487
Fixed interest	2 524 976	—	2 524 976
Equities	2 299 396	—	2 299 396
Diversified alternatives	—	5 855 766	5 855 766
Infrastructure	—	3 368 382	3 368 382
Private equities	—	2 839 975	2 839 975
Real estate	—	3 307 928	3 307 928

Total financial assets	13 973 859	15 372 051	29 345 910

Financial liabilities
Fixed rate note	—	29 345 910	29 345 910

Total financial liabilities	—	29 345 910	29 345 910

AS AT 30 JUNE 2018

Financial assets
Cash	7 854 382	—	7 854 382
Fixed interest	4 811 272	—	4 811 272
Equities	3 821 700	—	3 821 700
Diversified alternatives	—	5 534 400	5 534 400
Infrastructure	—	3 018 799	3 018 799
Private equities	—	2 577 068	2 577 068
Real estate	—	2 870 329	2 870 329

Total financial assets	16 487 354	14 000 596	30 487 950

Investments in unit trusts are valued by QIC using fair value methodologies adjusted for fees outstanding. QIC reports the net asset value based on the unit price at measurement date.

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Notes to the Financial Statements

Long Term Assets

For the year ended 30 June 2019

18	Fair value hierarchy continued

(a)	Level 3 financial assets and liabilities - valuation techniques utilising significant unobservable inputs

Valuations of investments in unit trusts that are Level 3 in the fair value hierarchy are based on the prices of the assets underlying these unit trusts. Investments in unlisted externally managed investment schemes are valued by QIC on the basis of the latest available net asset value advised by the fund manager. Where the fund invests in illiquid assets, the investments are priced by independent valuers as there is no readily observable market price.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of underlying investments that relate to a date prior to 30 June 2019. QIC continues to monitor and provide updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

While QTC utilises the unit price of investments provided by QIC at the relevant reporting date to report the fair value of the investments, the table below shows the valuation techniques used to calculate the unit price for the Level 3 fair values and the significant unobservable inputs used.

ASSET CLASS	VALUATION TECHNIQUE	UNOBSERVABLE INPUTS
Diversified alternatives	Based on valuations provided by an independent external valuer or external manager in accordance with relevant industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Infrastructure	Based on valuations provided by an independent external valuer or external manager in accordance with industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Private equities	Based on valuations provided by an independent external valuer or external manager in accordance with International Private Equity and Venture Capital Valuation Guidelines	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Real estate	Based on valuations provided by an independent external valuer or external manager in accordance with Australian Property Institute’s valuation and Property Standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Fixed Rate Notes	Based on the value of the corresponding assets in the Long Term Assets segment	The valuation is based on the fair values of the related assets which are derived using level 3 inputs

(b)	Reconciliation of level 3 fair value movements

The table below shows the breakdown of gains and losses in respect of Level 3 fair values for the period ended 30 June 2019.

ASSET CLASS	OPENING BALANCE $000	DISTRIBUTIONS(1) $000	UNREALISED MARKET MOVEMENTS(1) $000	SETTLEMENTS(1) $000	CLOSING BALANCE $000
Diversified alternatives	5 534 400	(902 388)	100 353	1 123 401	5 855 766
Infrastructure	3 018 799	(221 542)	530 119	41 006	3 368 382
Private equities	2 577 068	(352 154)	580 026	35 036	2 839 975
Real estate	2 870 329	(107 196)	173 328	371 467	3 307 928

(1)	Data in the above table is based on movements in the unit trusts that hold the assets.

Fixed rate note movements are disclosed in note 16.

(c)	Level 3 – Sensitivity Analysis

Note 17 provides the impact to a change in market prices in respect of all asset classes including those categorised as Level 3.

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Notes to the Financial Statements

Other information

For the year ended 30 June 2019

19	Contingent liabilities

The following contingent liabilities existed at balance date:

•	QTC has provided guarantees to the value of $2.27 billion (2018: $2.09 billion) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

•	QTC can lend stock to support the liquidity of QTC bonds in the financial markets. At 30 June 2019 no (2018: $7 million) QTC inscribed stock was lent to other financial institutions.

20	Related party transactions

QTC’s related parties are those entities that it controls, is controlled by, under common control or can exert significant influence over. This includes controlled entities of the State of Queensland, being Queensland Treasury, Government Departments, Statutory Bodies (excluding universities) and Government Owned Corporations, and also includes QTC’s key management personnel and their related parties. Along with universities, local governments are not considered as related parties of QTC.

(a)	Ultimate controlling entity

The immediate controlling entity is the Under Treasurer of Queensland as the Corporation Sole of QTC and the ultimate controlling entity is the State of Queensland. No remuneration is payable by QTC to the Under Treasurer in relation to this role.

(b)	Key management personnel

Disclosures relating to key management personnel are set out in note 21.

(c)	Investments in companies

Details of investments in associates and other companies are set out in note 23.

(d)	Transactions with related parties

Transactions undertaken with related parties during the year include:

•	loans $77,288.9 million (2018: $72,537.5 million) and interest received $7,038.9 million (2018: $2,360.1 million)

•	investment of cash surpluses $2,232.0 million (2018: $1,792.3 million) and interest paid $50.1 million (2018: $67.8 million)

•	fees received $61.0 million (2018: $64.2 million), and

•	dividends paid to Queensland Treasury $50 million (2018:$500 million)

QTC may from time to time indirectly hold a small amount of investments in QTC Bonds via its investments in unit trusts managed by QIC. QTC does not have direct legal ownership of these assets and therefore no adjustment has been made in the financial statements. QTC through the Long Term Assets has paid $97.6 million in management fees to QIC (2018: $98.3 million) and $0.7 million (2018: nil) to Queensland Treasury for Board Secretariat services.

The nature and amount of any individually significant transactions with principal related parties are disclosed below.

•	QTC sometimes acts as an agent to government entities in the procurement of advice from consultants. In these situations, QTC does not bear any significant risks or benefits associated with the advice and is reimbursed for the costs of the consultant by the government entity. The funds received as reimbursement offset consultant costs in the financial statements providing a nil net effect. The amount of costs reimbursed to QTC during the financial year totalled $9.5 million (2018: $4.5 million).

•	QTC has a shareholding in Queensland Treasury Holdings Pty Ltd and its associated entities (QTH group). The QTH group hold deposits of $96.6 million (2018: $83.0 million) and loans of $113.0 million (2018: $121.6 million) with QTC that are provided on an arm’s length basis and are subject to QTC’s normal terms and conditions. QTC also provides company secretariat services to the QTH group on a cost recovery basis and received fees of $0.4 million (2018: $0.4 million) for the provision of these services.

(e)	Agency arrangements

QTC undertakes the following agency arrangements on behalf of its clients.

•	QTC provides services on behalf of Queensland Treasury under a GOC Cash Management Facility. QTC is not exposed to the risks and benefits of this facility and therefore does not recognise these deposits on its balance sheet. QTC charges a fee for this service. The balance of deposits under this facility at year end was $2,272.1 million (2018: $2,284.3 million).

•	QTC may enter into derivative transactions from time to time on behalf of its clients. These arrangements have back to back contracts between QTC and the client and QTC and the market. In this way QTC is not exposed to the risks and benefits of these contracts and does not recognise these on-balance sheet. The notional value of these derivative arrangements at year end was $48.3 million (2018: $60.6 million).

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Notes to the Financial Statements

Other information

For the year ended 30 June 2019

21	Key management personnel

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and the Executive Management Team.

(a)	QTC’s Boards

QTC has delegated its powers to its two boards, the Capital Markets Board and the Long Term Asset Advisory Board. Both boards are appointed by the Governor-in-Council, pursuant to section 10(2) of the Queensland Treasury Corporation Act 1988.

(b)	Executive management

The Executive Management Team set the strategic direction and control of the major activities of the organisation.

(c)	Remuneration principles

Capital Markets Board - Directors

Any changes to Board remuneration requires consideration by Queensland Treasury and the Department of Premier and Cabinet to ensure remuneration is commensurate with government policy. Cabinet endorsement of any changes is required prior to approval by the Governor in Council. Remuneration was last increased effective 1 July 2012.

Long Term Asset Advisory Board - Directors

No remuneration is payable by QTC to the directors of the Long Term Asset Advisory Board for the period.

Executives and employees

QTC employees (including executive management) are employed on individual contracts and are appointed pursuant to the Queensland Treasury Corporation Act 1988. As the majority of QTC’s employees are sourced from the financial markets in which it operates, it is crucial that QTC’s employment practices are competitive with these markets. The remuneration framework comprises both fixed and variable remuneration (in the form of an annual short-term incentive (STI) opportunity) which are approved by the QTC Board annually. Both components are market-competitive and linked to performance.

Remuneration governance

The Human Resources Committee of the Board is responsible for governance of remuneration practices and arrangements, with the Board maintaining absolute responsibility and decision making for remuneration matters. QTC receives annual industry benchmarking data from the Financial Institutions Remuneration Group (FIRG), which captures remuneration data from organisations within the financial services industry. QTC utilises a subset of the data mapped to relevant organisations within the FIRG membership. Analysis and advice is obtained from external consultants to ensure that QTC continues to align roles to the market.

Fixed remuneration

The fixed remuneration of each QTC employee is reviewed in July each year and is benchmarked against the FIRG remuneration data. Fixed remuneration levels are set around the FIRG market median position of a relevant conservative sub-set of the FIRG database, and role scope, experience, skills and performance are considered when determining the remuneration level of each employee.

Variable remuneration - short-term incentives

QTC’s variable remuneration framework provides an annual short-term incentive opportunity for eligible employees, aligned to financial year performance. This opportunity is designed to differentiate and reward outstanding organisational, divisional, group and individual performance, and to align performance at these levels with incentive outcomes. It also aims to ensure market competitiveness, with ‘target’ STI outcomes aligned to the conservative market position of the FIRG database (i.e. the median incentive potential for FIRG members within QTC’s peer group) and approved at Board level each year. For the 2018-19 year, STI payments were made to eligible staff in July 2019.

Variable remuneration - executive management

For the 2018-19 year, where executive management performed strongly against corporate, divisional and individual KPIs, they were eligible to receive a short-term incentive payment based on a percentage of their total fixed remuneration. Short term incentives are at risk with no payment made for underperformance and additional premiums of up to 50% of the target paid for above expected performance.

The outcomes for executive management are aligned to achievements measured against corporate, divisional and individual KPIs. For 2018-19, short-term incentive ‘targets’ for executive management ranged between 45% and 60% of their total fixed remuneration. The proportion of each executive’s short-term incentive ‘target’ opportunity is then weighed 40% on individual performance, 30% on divisional performance, and 30% on the achievement of targets set out in QTC’s Strategic Plan 2017-21 and Corporate Plan 2018-19.

QTC’s overall performance for 2018-19, documented in the annual performance assessment that is reviewed and approved by QTC’s Board, was considered to be very strong across QTC’s whole-of-State, client, funding and operational activities. Based on the corporate performance assessed as exceeding expectations, the short-term incentives paid to the executive management broadly ranged between 56% and 80% of their total fixed remuneration.

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Notes to the Financial Statements

Other information

For the year ended 30 June 2019

21	Key management personnel continued

(d)	Remuneration by category

	2019	2018
	$	$

Capital Markets Operations

Directors
Short-term employment benefits (1)	323 488	328 326
Post-employment benefits (4)	29 361	19 366
Total	352 849	347 692

Executive management
Short-term employment benefits (2)	4 076 728	3 868 859
Long-term employment benefits (3)	68 703	67 709
Post-employment benefits (4)	106 260	115 403
Total	4 251 691	4 051 971

(1)	Directors’ short-term benefits include Board member and committee fees, and in relation to the Chairman, also includes the provision of a car park.
(2)	Executive management personnel’s short-term benefits include wages, annual leave taken, short-term incentives and non-monetary benefits such as car parks and motor vehicle benefits (where applicable).
(3)	Long-term employment benefits relate to long service leave.
(4)	Post-employment benefits include superannuation contributions made by the Corporation.

(i)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM		POST-EMPLOYMENT
	EMPLOYMENT BENEFITS		BENEFITS		TOTAL
	2019	2018	2019	2018	2019	2018
	$	$	$	$	$	$
Gerard Bradley - Chairman	125 251	128 748	10 529	—	135 780	128 748
Alison Rayner (1)	—	—	—	—	—	—
Tonianne Dwyer	42 357	40 210	4 024	3 820	46 381	44 030
Anne Parkin	43 856	43 856	4 166	4 166	48 022	48 022
Karen Smith-Pomeroy	42 357	38 077	4 024	3 877	46 381	41 954
Stephen Roberts (2)	—	37 225	—	3 683	—	40 908
Jim Stening	40 210	40 210	3 820	3 820	44 030	44 030
Neville Ide (3)	29 457	—	2 798	—	32 255	—

Total	323 488	328 326	29 361	19 366	352 849	347 692

(1)	No remuneration is payable to the Queensland Treasury representative
(2)	Resigned 1 June 2018
(3)	Appointed 1 October 2018

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Notes to the Financial Statements

Other information

For the year ended 30 June 2019

21	Key management personnel continued

(d)	Remuneration by category continued

(ii)	Executive management

Details of the nature and amount of each major element of the remuneration of the executive management personnel are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS			POST-EMPLOYMENT BENEFITS	LONG-TERM BENEFITS	TOTAL
30 JUNE 2019	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$
Chief Executive	720 151	511 200	16 601	20 461	20 624	1 289 037
Deputy Chief Executive and Managing Director, Funding and Markets	567 145	473 475	16 659	20 531	15 490	1 093 300
Managing Director, Client Advisory	367 830	219 375	15 651	20 531	11 598	634 985
Managing Director, Corporate Services	353 527	230 850	15 651	24 206	10 109	634 343
Managing Director, Finance, Data, and Compliance	337 932	202 500	28 181	20 531	10 882	600 026
Total	2 346 585	1 637 400	92 743	106 260	68 703	4 251 691

	SHORT-TERM EMPLOYMENT BENEFITS			POST-EMPLOYMENT BENEFITS	LONG-TERM BENEFITS	TOTAL
30 JUNE 2018	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$
Chief Executive	699 060	469 239	15 855	19 986	21 971	1 226 111
Deputy Chief Executive and Managing Director, Funding and Markets	535 046	461 700	14 661	20 049	14 219	1 045 675
Managing Director, Client Advisory	348 378	224 775	12 056	19 587	10 643	615 439
Managing Director, Risk and Financial Operations	348 474	208 125	14 240	20 033	10 141	601 013
Managing Director, Corporate Services	317 419	170 000	29 831	35 748	10 735	563 733
Total	2 248 377	1 533 839	86 643	115 403	67 709	4 051 971

(e)	Other transactions

QTC’s Capital Markets Board members’ directorships are disclosed in the corporate governance section of the Annual Report. No remuneration is paid or payable by QTC to the Under Treasurer as QTC’s Corporation Sole.

There were no transactions between QTC and entities controlled by key management personnel or loans to/from key management personnel during the financial year.

22	Auditor’s remuneration

The external auditor (Auditor-General of Queensland) does not provide any consulting services to QTC. Details of amounts paid or payable to the auditor of QTC (GST exclusive) are shown below:

	2019 $	2018 $

Audit services
Audit and review of QTC financial statements	359 000	379 250

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Notes to the Financial Statements

Other information

For the year ended 30 June 2019

23	Investments in companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES
Queensland Treasury Holdings Pty Ltd (QTH)	Holding company for a number of subsidiaries and strategic investments held on behalf of the State of Queensland
Queensland Lottery Corporation Pty Ltd	Holds the Golden Casket lottery licence and trade marks
DBCT Holdings Pty Ltd	Holds the bulk coal terminal tenure and facilities at Dalrymple Bay near Mackay, which it has leased under a long term lease arrangement
Queensland Airport Holdings (Mackay) Pty Ltd	Owns the Mackay airport land and infrastructure which it has leased under a 99 year lease arrangement
Queensland Airport Holdings (Cairns) Pty Ltd	Owns the Cairns airport land and infrastructure which it has leased under a 99 year lease arrangement
Brisbane Port Holdings Pty Ltd	Owns the Port of Brisbane tenure and infrastructure which it has leased under a 99 year lease arrangement

QTH is incorporated and domiciled in Brisbane, Australia. QTH holds a 100 per cent beneficial interest in the companies listed above. QTC does not apply the equity method to its investment in QTH (refer note 2 (p) Judgments and assumptions).

24	Dividends

Each year the Board determines the appropriate level of dividends to be declared taking into consideration the financial situation of the Corporation. A dividend of $50 million (2018: $500 million) was paid to the Queensland Government in June 2019.

25	Events subsequent to balance date

There are no matters or circumstances which have arisen since the end of the financial year that have significantly affected or may significantly affect the Capital Markets Operations segment of QTC, the results of these operations or the state of affairs of QTC in future years.

From 2019-20 onward, LTAAB will be reconstituted as the State Investment Advisory Board (SIAB). Membership to the Board will include the Under Treasurer (as chair), the Deputy Under Treasurer, Economic and Fiscal Coordination (as an ex-officio member) and three external members.

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Certificate of the Queensland Treasury Corporation

The foregoing general purpose financial statements have been prepared in accordance with the Financial Accountability Act 2009 and other prescribed requirements.

The Directors draw attention to note 2(a) to the financial statements, which includes a statement of compliance with International Financial Reporting Standards.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects, and

(ii)

the foregoing annual financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the year ended 30 June 2019.

The financial statements are authorised for issue on the date of signing this certificate which is signed in accordance with a resolution of the Capital Markets Board.

G P BRADLEY	P C NOBLE
Chairman	Chief Executive

Brisbane

21 August 2019

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Independent Auditor’s report

INDEPENDENT AUDITOR’S REPORT

To the Capital Markets Board of Queensland Treasury Corporation

Report on the audit of the financial report

Opinion

I have audited the accompanying financial report of Queensland Treasury Corporation.

In my opinion, the financial report:

a)	gives a true and fair view of the entity’s financial position as at 30 June 2019, and its financial performance and cash flows for the year then ended

b)	complies with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2009 and Australian Accounting Standards

c)	also complies with International Financial Reporting Standards as disclosed in Note 2(a).

The financial report comprises the balance sheet as at 30 June 2019, the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, notes to the financial statements including summaries of significant accounting policies and other explanatory information, and the management certificate given by the Chairman and Chief Executive.

Basis for opinion

I conducted my audit in accordance with the Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of my report.

I am independent of the entity in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (the Code) that are relevant to my audit of the financial report in Australia. I have also fulfilled my other ethical responsibilities in accordance with the Code and the Auditor-General of Queensland Auditing Standards.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key audit matter

Key audit matters are those matters that, in my professional judgement, were of most significance in my audit of the financial report of the current period. These matters were addressed in the context of the audit of the financial report as whole, and in forming the auditor’s opinion thereon, and I do not provide a separate opinion on these matters.

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Valuation, presentation and disclosure of investment in Long Term Assets ($29 billion as at 30 June 2019)

(Refer Notes 16, 17 and 18)

Key audit matter

Long term assets (LTA) are invested in unlisted unit trusts (‘the trusts’) managed by Queensland Investment Corporation (QIC). The trusts in turn invest in various asset classes, some of which are illiquid in nature (‘underlying investments’).

Significant judgement is required to determine whether the unaudited valuations advised by QIC are materially consistent with the fair value as at 30 June 2019, or if an adjustment is required.

The fair value of these underlying investments is based on the hard-close unit prices as at 30 June 2019 as advised by QIC to QTC on 23 August 2019.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of the underlying investments that relate to a date prior to 30 June 2019. QIC continues to monitor and provides updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

Additionally, there is a high level of subjectivity in classifying the investments in the appropriate level within the fair value hierarchy for the following reasons:

a.	some of the underlying assets are considered illiquid in nature (i.e., these are not readily convertible to cash)

b.	LTA is the sole investor in some of the trusts, and as a result there are restrictions that may be imposed by QIC on LTA to liquidate the investments.

How my audit addressed this key audit matter

My procedures included but were not limited to:

•

Reviewing the audited assurance report on controls over investment management services for the period 1 July 2018 to 30 June 2019 to obtain confirmation that the controls at QIC are appropriately designed and implemented, and operating effectively.

•	Reviewing the management representation letter provided by QIC confirming the following processes were performed by QIC:

•	checks performed over pricing of the underlying assets at 30 June 2019 and

•	checks performed post balance date on prices for highly illiquid investments.

•	Confirming the value of the investments reported at 30 June 2019 by:

•	Agreeing the reported value in QIC’s confirmation to the financial statements

•

Obtaining a confirmation from QIC on any changes to the value initially reported and assessing the impact of changes in value to the financial statements. Where the change in prices is materially different to the prices initially determined at 30 June 2019, we request management to recognise the change in the prices to reflect the correct valuation.

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•

Obtaining an understanding of the underlying investments in the trusts and the pricing mechanism adopted by QIC. This in turn determines the appropriate fair value hierarchy disclosure in the financial statements of QTC under AASB13 Fair Value Measurement.

•

Reviewing the fair value hierarchy disclosure in note 18 to ensure the classification is in accordance with my understanding of the underlying investment and pricing mechanism, and in accordance with AASB 13 Fair Value Measurement.

Other information

Other information comprises the information included in the entity’s annual report for the year ended 30 June 2019, but does not include the financial report and my auditor’s report thereon.

Those charged with governance are responsible for the other information.

My opinion on the financial report does not cover the other information and accordingly I do not express any form of assurance conclusion thereon.

In connection with my audit of the financial report, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or my knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact.

I have nothing to report in this regard.

Responsibilities of the entity for the financial report

The Board is responsible for the preparation of the financial report that gives a true and fair view in accordance with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2009 and Australian Accounting Standards, and for such internal control as the Board determines is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

The Board is also responsible for assessing the entity’s ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting unless it is intended to abolish the entity or to otherwise cease operations.

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Auditor’s responsibilities for the audit of the financial report

My objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

As part of an audit in accordance with the Australian Auditing Standards, I exercise professional judgement and maintain professional scepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the financial report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the entity’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the entity.

•

Conclude on the appropriateness of the entity’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the financial report or, if such disclosures are inadequate, to modify my opinion. I base my conclusions on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the entity to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial report, including the disclosures, and whether the financial report represents the underlying transactions and events in a manner that achieves fair presentation.

I communicate with the Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

From the matters communicated with the Board, I determine those matters that were of most significance in the audit of the financial report of the current period and are therefore the key audit matters. I describe these matters in my auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

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Report on other legal and regulatory requirements

In accordance with s.40 of the Auditor-General Act 2009, for the year ended 30 June 2019:

a) I received all the information and explanations I required.

b) In my opinion, the prescribed requirements in relation to the establishment and keeping of accounts were complied with in all material respects.

23 August 2019

Brendan Worrall	Queensland Audit Office
Auditor-General	Brisbane

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APPENDICES

Appendix A – Statutory and mandatory disclosures	56

Appendix B – Glossary	57

Appendix C – Compliance checklist	58

Appendix D – Contacts	59

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Appendix A – Statutory and mandatory disclosures

Queensland Treasury Corporation (QTC) is required to make various disclosures in its Annual Report. QTC is also required to make various disclosures on the Queensland Government’s Open Data website (qld.gov.au/data) in lieu of inclusion in its Annual Report. This Appendix sets out those mandatory disclosure statements that are not included elsewhere in the report or made available on the Open Data website.

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. QTC did not receive any requests for interpreters in 2018-19.

Information systems and record keeping

During the year, QTC continued its compliance with the provisions of the Public Records Act 2002, and its implementation of the Records Governance Policy. QTC also provided training to staff with respect to information and records management.

QTC continued to adhere to the requirements determined in the General Retention and Disposal Schedule and improve accuracy of record classification through exploring automated pattern detection technologies.

QTC is enhancing its electronic document and information management systems for improved management of both digital and physical records particularly in relation to expanding cloud technologies. QTC has introduced a range of information security features to protect internally and externally accessible records.

QTC has not experienced any serious breaches and continues to place focus on education, communication and evolving our technical environment to ensure the importance of information and records management remains front-of-mind.

Public Sector Ethics Act

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) to report on action taken to comply with certain sections of the Act.

QTC employees are required to comply with QTC’s Code of Conduct for employees, which aligns with the ethics principles and values in the Public Sector Ethics Act 1994 (Qld), as well as the Code of Conduct established by the Australian Financial Markets Association of which QTC is a member. Both codes are available to employees via QTC’s intranet. A copy of QTC’s Code of Conduct can be inspected by contacting QTC (see Appendix D for contact details). Appropriate education and training about the Code of Conduct has been provided to QTC staff.

QTC’s human resource management and corporate governance policies and practices ensure that QTC:

•	acts ethically with regard to its Code of Conduct and within appropriate law, policy and convention, and

•	addresses the systems and processes necessary for the proper direction and management of its business and affairs.

QTC is committed to:

•	observing high standards of integrity and fair-dealing in the conduct of its business, and

•	acting with due care, diligence and skill.

QTC’s Compliance Policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, and relevant government policies, as well as QTC’s own policies and procedures.

Remuneration: Board and Committee

For the year ending 30 June 2019, the remuneration and committee fees of the QTC Capital Market Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

Board		Committee
Chairperson	$100,527	Chairperson	$6,658
Member	$33,551	Member	$5,152

The total remuneration provided to the members of the QTC Capital Markets Board was $352,849, this included superannuation and the provision of a car park. Total on-costs (including travel and professional memberships for members) was $4,233.

No payments in relation to remuneration or on-costs were made to members of the Long Term Asset Advisory Board in the year ending 30 June 2019.

Related entities

The related entities in Note 23 are not equity accounted in the financial report of the Queensland Treasury Corporation. These entities are consolidated into Queensland Treasury’s financial report.

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Appendix B – Glossary

Australian Government Guarantee (AGG): Also known as the Commonwealth Government Guarantee. In response to the global financial crisis, on 25 March 2009, the Australian Government provided a time-limited, voluntary guarantee over existing and new Australian state and territory government borrowing. On 16 June 2009, the Queensland Government took up the guarantee on all existing QTC AUD denominated benchmark bond lines (global and domestic) with a maturity date of between 12 months and 180 months (1-15 years). The RBA approved QTC’s application on 11 December 2009. The AGG was withdrawn for new borrowings after 31 December 2010.

Basis point: One hundredth of one per cent (0.01 per cent).

Bond: A financial instrument where the borrower agrees to pay the investor a rate of interest for a fixed period of time.

A typical bond will involve regular interest payments and a return of principal at maturity.

Commonwealth Government Guarantee (CGG):

See Australian Government Guarantee above.

CP (commercial paper): A short-term money market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

Credit rating: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations. QTC has a strong rating from two rating agencies—Standard & Poor’s, and Moody’s.

Fixed Income Distribution Group: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

Floating rate notes (FRNs): A debt instrument which pays a variable rate of interest (coupon) at specified dates over the term of the debt, as well as repaying the principal of the maturity date. The floating rate is usually a money market reference rate, such as BBSW, plus a fixed margin. Typically the interest is paid quarterly or monthly.

GOC: Government-owned Corporation.

Green Bonds: QTC green bonds on issue are guaranteed by the Queensland State Government, issued under the AUD Bond Program with 144A capability and certified by the Climate Bonds Initiative (CBI). Proceeds from QTC green bonds are used to fund qualifying green projects and assets for the State of Queensland that support Queensland’s transition to a low-carbon, climate resilient and environmentally sustainable economy. QTC’s Green Bond Framework facilitates the issuance of both CBI certified green bonds and green bonds that accord with the International Capital Market Association (ICMA) Green Bond Principles. QTC’s Green Bond Framework has been developed in line with the Green Bond Principles and is consistent with the Climate Bonds Standard. It has been verified by DNV GL, an approved third-party assurance provider that also provides annual verification of QTC’s pool of eligible projects and assets.

Issue price: The price at which a new security is issued in the primary market.

Liquid: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

Market value: The price at which an instrument can be purchased or sold in the current market.

MTN (Medium-Term Note): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between 9 months and 30 years.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-Note (Treasury Note): A short-term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than 1 year.

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Appendix C – Compliance checklist

SUMMARY OF REQUIREMENT		BASIS FOR REQUIREMENT	ANNUAL REPORT REFERENCE
LETTER OF COMPLIANCE	A letter of compliance from the accountable officer or statutory body to the relevant Minister/s	ARRs – section 7	Page 1

ACCESSIBILITY	Table of contents Glossary	ARRs – section 9.1	Inside front cover Appendix B
	Public availability	ARRs – section 9.2	Appendix D
	Interpreter service statement	Queensland Government Language Services Policy ARRs – section 9.3	Appendix D
	Copyright notice	Copyright Act 1968 ARRs – section 9.4	Back cover

GENERAL	Introductory information	ARRs – section 10.1	Page 2-5
INFORMATION	Agency role and main functions	ARRs – section 10.2	Page 2-3, Appendix D
	Operating environment	ARRs – section 10.3	Pages 3-13, 16

NON-FINANCIAL PERFORMANCE	Government’s objectives for the community	ARRs – section 11.1	Pages 6-9
	Agency objectives and performance indicators	ARRs – section 11.3	Pages 4-11

FINANCIAL PERFORMANCE	Summary of financial performance	ARRs – section 12.1	Pages 4-5, Notes to Financial Statements: Pages 22-49

GOVERNANCE –	Organisational structure	ARRs – section 13.1	Pages 12-16
MANAGEMENT	Executive management	ARRs – section 13.2	Page 4-5, 12-16
AND STRUCTURE	Public Sector Ethics Act 1994	Public Sector Ethics Act 1994 ARRs – section 13.4	Appendix A

GOVERNANCE – RISK MANAGEMENT	Risk management	ARRs – section 14.1	Page 10
AND	Audit committee	ARRs – section 14.2	Pages 12-13
ACCOUNTABILITY	Internal audit	ARRs – section 14.3	Page 16
	Information systems and recordkeeping	ARRs – section 14.5	Appendix A

GOVERNANCE – HUMAN RESOURCES	Strategic workforce planning and performance	ARRs – section 15.1	Pages 10-11

OPEN DATA	Statement advising publication of information	ARRs – section 16	Appendix A
	Consultancies	ARRs – section 33.1	Appendix A
	Overseas travel	ARRs – section 33.2	Appendix A
	Queensland Language Services Policy	ARRs – section 33.3	Appendix A

FINANCIAL STATEMENTS	Certification of financial statements	FAA – section 62 FPMS – sections 42, 43 and 50 ARRs – section 17.1	Page 50
	Independent Auditor’s Report	FAA – section 62 FPMS – section 50 ARRs – section 17.2	Pages 51-54

Note: This checklist excludes reference to any requirements that do not apply to QTC for the current reporting period.

FAA: Financial Accountability Act 2009; FPMS: Financial and Performance Management Standard 2009;

ARRs: Annual report requirements for Queensland Government agencies

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Appendix D – Contacts

Queensland Treasury Corporation

Level 31, 111 Eagle Street

Brisbane Queensland Australia

GPO Box 1096

Brisbane Queensland

Australia 4001

Telephone:	+61 7 3842 4600
Email:	enquiry@qtc.com.au
Internet:	www.qtc.com.au

Queensland Treasury Corporation’s annual reports (ISSN 1837-1256 print; ISSN 1837-1264 online) are available on QTC’s website at www.qtc.com.au/about-qtc/annual-reports.

If you would like a copy of a report posted to you, please call QTC’s reception on +61 7 3842 4600.

If you would like to comment on a report, please complete the online enquiry form located on our website.

Telephone
Queensland Treasury Corporation (Reception)	+61 7 3842 4600
Stock Registry (Link Market Services Ltd)	1800 777 166

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this report, please contact QTC’s reception on +61 7 3842 4600 and we will arrange for an interpreter to assist you.

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Appendix D – Contacts continued

Information for institutional investors

Core to its key funding principles, QTC is committed to being open and transparent with investors and its partners in the financial markets.

Through its website, QTC provides a range of information for investors on its various funding facilities, its annual borrowing program and its Fixed Income Distribution Group. The website also provides information and links about Australia and Queensland to help investors gain a better understanding of:

•	the different levels of government in Australia

•	the forms of fiscal support the Australian Government provides to the states and territories

•	relevant governance practices, legislation and policies

•	financial data and budget information, and

•	economic and trade data.

QTC also offers investors the ability to subscribe to quarterly funding updates.

Website: qtc.qld.gov.au/institutional-investors

Quarterly investor updates: Subscribe from the institutional investor section of the website

Bloomberg ticker: qtc

QUEENSLAND TREASURY CORPORATION | ANNUAL REPORT 2018-19

GPO Box 1096 Brisbane Qld Australia 4001 Telephone: +61 7 3842 4600 www.qtc.com.au

© Queensland Treasury Corporation 2019